UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Section 240.14a-11 (c) or Section 240.14a-12

TESLA, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2020 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JULY 7, 2020

Dear Tesla Stockholders:

We are pleased to inform you that our 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) will be held on Tuesday, July 7, 2020, at 2:30 p.m. Pacific Time, at the Computer History Museum located at 1401 N. Shoreline Blvd., Mountain View, CA 94043. For your convenience, we will also webcast the 2020 Annual Meeting live via the Internet at www.tesla.com/2020shareholdermeeting. The agenda of the 2020 Annual Meeting will be the following items of business, which are more fully described in this proxy statement:

Agenda Item		Board Vote Recommendation
1.	A Tesla proposal to elect three Class I directors to serve for a term of three years or until their respective successors are duly elected and qualified (“Proposal One”).	“FOR”

2.	A Tesla proposal to approve executive compensation on a non-binding advisory basis (“Proposal Two”).	“FOR”

3.	A Tesla proposal to ratify the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2020 (“Proposal Three”).	“FOR”

4.	A stockholder proposal regarding paid advertising, if properly presented (“Proposal Four”).	“AGAINST”

5.	A stockholder proposal regarding simple majority voting provisions in our governing documents, if properly presented (“Proposal Five”).	“AGAINST”

6.	A stockholder proposal regarding reporting on employee arbitration, if properly presented (“Proposal Six”).	“AGAINST”

7.	A stockholder proposal regarding additional reporting on human rights, if properly presented (“Proposal Seven”).	“AGAINST”

All stockholders as of close of business on May 15, 2020 are cordially invited to attend the 2020 Annual Meeting in person. Please read this proxy statement carefully to ensure that you have proper evidence of stock ownership as of May 15, 2020, as we will not be able to accommodate guests without such evidence at the 2020 Annual Meeting.

We are providing our proxy materials to our stockholders over the Internet. This reduces our environmental impact and our costs while ensuring our stockholders have timely access to this important information. Accordingly, stockholders of record at the close of business on May 15, 2020, will receive a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) with details on accessing these materials. Beneficial owners of Tesla common stock at the close of business on May 15, 2020 will receive separate notices on behalf of their brokers, banks or other intermediaries through which they hold shares.

Your vote is very important. Whether or not you plan to attend the 2020 Annual Meeting, we encourage you to read the proxy statement and vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the 2020 Annual Meeting and Procedural Matters” and the instructions on the Notice of Internet Availability or the notice you receive from your broker, bank or other intermediary.

Thank you for your ongoing support of Tesla.

Elon Musk	Robyn Denholm

Although we currently intend to hold the 2020 Annual Meeting on July 7, 2020 and in person, we will continue to monitor public health and travel safety protocols required or recommended by federal, state and local governments. If necessary or advisable to protect our personnel and stockholders, we will change the date, time, location and/or format of the 2020 Annual Meeting. If we do so, we will publicly announce any such changes in advance, such as through a press release and/or a filing with the Securities and Exchange Commission.

PROXY STATEMENT

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

i

ii

TESLA, INC.

3500 Deer Creek Road

Palo Alto, California 94304

PROXY STATEMENT

FOR 2020 ANNUAL MEETING OF STOCKHOLDERS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JULY 7, 2020

The proxy statement and annual report are available at www.envisionreports.com/TSLA.

In accordance with U.S. Securities and Exchange Commission (the “SEC”) rules, we are providing access to our proxy materials over the Internet to our stockholders rather than in paper form, which reduces the environmental impact of our annual meeting and our costs.

Accordingly, if you are a stockholder of record, a one-page Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) has been mailed to you on or about May 28, 2020. Stockholders of record may access the proxy materials on the website listed above or request a printed set of the proxy materials be sent to them by following the instructions in the Notice of Internet Availability. The Notice of Internet Availability also explains how you may request that we send future proxy materials to you by e-mail or in printed form by mail. If you choose the e-mail option, you will receive an e-mail next year with links to those materials and to the proxy voting site. We encourage you to choose this e-mail option, which will allow us to provide you with the information you need in a timelier manner, will save us the cost of printing and mailing documents to you and will conserve natural resources. Your election to receive proxy materials by e-mail or in printed form by mail will remain in effect until you terminate it.

If you are a beneficial owner, you will not receive a Notice of Internet Availability directly from us, but your broker, bank or other intermediary will forward you a notice with instructions on accessing our proxy materials and directing that organization how to vote your shares, as well as other options that may be available to you for receiving our proxy materials.

Please refer to the question entitled “What is the difference between holding shares as a stockholder of record or as a beneficial owner?” below for important details regarding different forms of stock ownership.

QUESTIONS AND ANSWERS ABOUT THE 2020 ANNUAL MEETING AND PROCEDURAL

MATTERS

* Although we currently intend to hold the 2020 Annual Meeting on July 7, 2020 and in person, we will continue to monitor public health and travel safety protocols required or recommended by federal, state and local governments. If necessary or advisable to protect our personnel and stockholders, we will change the date, time, location and/or format of the 2020 Annual Meeting. If we do so, we will publicly announce any such changes in advance, such as through a press release and/or a filing with the SEC.

Q:	Why am I receiving these proxy materials?
A:

The Board of Directors (the “Board”) of Tesla, Inc. (the “Company,” “Tesla,” “we,” “us” or “our”) has made available on the Internet or is providing to you in printed form these proxy materials. We do this in order to solicit voting proxies for use at Tesla’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”), to be held Tuesday, July 7, 2020, at 2:30 p.m., Pacific Time, and at any adjournment or postponement thereof. If you are a stockholder of record and you submit your proxy to us, you direct certain of our officers to vote your shares of Tesla common stock in accordance with the voting instructions in your proxy. If you are a beneficial owner and you follow the voting instructions provided in the notice you receive from your broker, bank or other intermediary, you direct such organization to vote your shares in accordance with your instructions. These proxy materials are being made available or distributed to you on or about May 28, 2020. As a stockholder, you are invited to attend the 2020 Annual Meeting and we request that you vote on the proposals described in this proxy statement.

(* Please see also the notice at the top of this section.)

Q:	Can I attend the 2020 Annual Meeting?
A:

You may attend the 2020 Annual Meeting if, on May 15, 2020 (the “Record Date”), you were a stockholder of record or a beneficial owner. You will be asked to show photo identification and the following:

•

If you are a stockholder of record, the Notice of Internet Availability or admission ticket that you received with a paper proxy card or that you obtained from our stockholder voting site at www.envisionreports.com/TSLA, in either case specifically addressed to you; or

•

If you are a beneficial owner, the notice you received from your broker, bank or other intermediary, or a printed statement from such organization or online access to your brokerage or other account, showing your name and stock ownership on the Record Date.

We will not be able to accommodate guests without proper evidence of stock ownership as of the Record Date at the 2020 Annual Meeting, including guests of our stockholders.

The meeting will begin promptly at 2:30 p.m., Pacific Time and you should leave ample time for the check-in procedures.

(* Please see also the notice at the top of this section.)

Q:	Where is the 2020 Annual Meeting?
A:

The 2020 Annual Meeting will be held at the Computer History Museum located at 1401 N. Shoreline Blvd., Mountain View, CA 94043. Stockholders may request directions to the 2020 Annual Meeting by calling (650) 681-5000 or by visiting http://ir.tesla.com/contactus.cfm.

(* Please see also the notice at the top of this section.)

Q:	Will I be able to view the 2020 Annual Meeting via the Internet?
A:	Yes. We will webcast the 2020 Annual Meeting live via the Internet at www.tesla.com/2020shareholdermeeting.

(* Please see also the notice at the top of this section.)

Q:	Who is entitled to vote at the 2020 Annual Meeting?
A:

You may vote your shares of Tesla common stock if you owned your shares at the close of business on the Record Date. You may cast one vote for each share of common stock held by you as of the Record Date on all matters presented. See the questions entitled “How can I vote my shares in person at the 2020 Annual Meeting?” and “How can I vote my shares without attending the 2020 Annual Meeting?” below for additional details.

As of the Record Date, holders of common stock were eligible to cast an aggregate of 185,475,491 votes at the 2020 Annual Meeting.

Q:	What is the difference between holding shares as a stockholder of record or as a beneficial owner?
A:

You are the “stockholder of record” of any shares that are registered directly in your name with Tesla’s transfer agent, Computershare Trust Company, N.A. A minority of our stockholders are stockholders of record. We have sent the Notice of Internet Availability directly to you if you are a stockholder of record. As a stockholder of record, you may grant your voting proxy directly to Tesla or to a third party, or vote in person at the 2020 Annual Meeting.

You are the “beneficial owner” of any shares (which are considered to be held in “street name”) that are held on your behalf by a brokerage account or by a bank or another intermediary that is the stockholder of record for those shares. The vast majority of our stockholders are beneficial owners. If you are a beneficial owner, you did not receive a Notice of Internet Availability directly from Tesla, but your broker, bank or other intermediary forwarded you a notice together with voting instructions for directing that organization how to vote your shares. You may also attend the 2020 Annual Meeting, but because a beneficial owner is not a stockholder of record, you may not vote in person at the 2020 Annual Meeting unless you obtain a “legal proxy” from the organization that holds your shares, giving you the right to vote the shares at the 2020 Annual Meeting.

(* Please see also the notice at the top of this section.)

Q:	How can I vote my shares in person at the 2020 Annual Meeting?
A:

You may vote shares for which you are the stockholder of record in person at the 2020 Annual Meeting. You may vote shares for which you are the beneficial owner in person at the 2020 Annual Meeting only if you obtain a “legal proxy” from the broker, bank or other intermediary that holds your shares, giving you the right to vote the shares. Even if you plan to attend the 2020 Annual Meeting, we recommend that you also direct the voting of your shares as described below in the question entitled “How can I vote my shares without attending the 2020 Annual Meeting?” so that your vote will be counted even if you later decide not to attend the 2020 Annual Meeting.

(* Please see also the notice at the top of this section.)

Q:	How can I vote my shares without attending the 2020 Annual Meeting?
A:	Whether you hold shares as a stockholder of record or a beneficial owner, you may direct how your shares are voted without attending the 2020 Annual Meeting, by the following means:

By Internet—Stockholders of record with Internet access may submit proxies by following the voting instructions on the Notice of Internet Availability until 1:00 a.m., Central time on July 7, 2020. If you are a beneficial owner of shares held in street name, please check the voting instructions in the notice provided by your broker, bank or other intermediary for Internet voting availability.

By telephone—Stockholders of record who live in the United States (or its territories) or Canada may request a paper proxy card from Tesla by following the procedures in the Notice of Internet Availability, and submit proxies by following the applicable “Phone” instructions on the proxy card. If you are a beneficial owner of shares held in street name, please check the voting instructions in the notice provided by your broker, bank or other intermediary for telephone voting availability.

By mail—Stockholders of record may request a paper proxy card from Tesla by following the procedures in the Notice of Internet Availability. If you elect to vote by mail, please complete, sign and date the proxy card where indicated and return it in the prepaid envelope included with the proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. If you are a beneficial owner of shares held in street name, you may vote by mail by completing, signing and dating the voting instructions in the notice provided by your broker, bank or other intermediary and mailing it in the accompanying pre-addressed envelope.

Q:	How many shares must be present or represented to conduct business at the 2020 Annual Meeting?
A:

The stockholders of record of a majority of the shares entitled to vote at the 2020 Annual Meeting must either (1) be present in person at the 2020 Annual Meeting or (2) have properly submitted a proxy in order to constitute a quorum at the 2020 Annual Meeting.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present, and therefore are included for the purposes of determining whether a quorum is present at the 2020 Annual Meeting. A broker “non-vote” occurs when an organization that is the stockholder of record that holds shares for a beneficial owner, and which is otherwise counted as present or represented by proxy, does not vote on a particular proposal because that organization does not have discretionary voting power under applicable regulations to vote on that item and has not received specific voting instructions from the beneficial owner.

Q:	What proposals will be voted on at the 2020 Annual Meeting?
A:	The proposals scheduled to be voted on at the 2020 Annual Meeting are:
•	A Tesla proposal to elect three Class I directors listed in this proxy statement to serve for a term of three years or until their respective successors are duly elected and qualified (Proposal One);
•	A Tesla proposal to approve executive compensation on a non-binding advisory basis (Proposal Two);
•	A Tesla proposal to ratify the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal Three);
•	A stockholder proposal regarding paid advertising, if properly presented (Proposal Four);
•	A stockholder proposal regarding simple majority voting provisions in our governing documents, if properly presented (Proposal Five);
•	A stockholder proposal regarding reporting on employee arbitration, if properly presented (Proposal Six); and
•	A stockholder proposal regarding additional reporting on human rights, if properly presented (Proposal Seven).
Q:	What is the voting requirement to approve each of the proposals?
A:

Proposal	Vote Required	Broker Discretionary Voting Allowed
Proposal One—Tesla proposal to elect three Class I directors	Majority of the shares entitled to vote and present in person or represented by proxy	No
Proposal Two—Tesla proposal to approve executive compensation on a non-binding advisory basis	Majority of the shares entitled to vote and present in person or represented by proxy	No
Proposal Three— Tesla proposal to ratify the appointment of independent registered public accounting firm	Majority of the shares entitled to vote and present in person or represented by proxy	Yes
Proposal Four—Stockholder proposal regarding paid advertising	Majority of the shares entitled to vote and present in person or represented by proxy	No
Proposal Five—Stockholder proposal regarding simple majority voting provisions in governing documents	Majority of the shares entitled to vote and present in person or represented by proxy	No
Proposal Six—Stockholder proposal regarding reporting on employee arbitration	Majority of the shares entitled to vote and present in person or represented by proxy	No
Proposal Seven—Stockholder proposal regarding additional reporting on human rights	Majority of the shares entitled to vote and present in person or represented by proxy	No

Q:	How are votes counted?
A:

All shares entitled to vote and that are voted in person at the 2020 Annual Meeting will be counted, and all shares represented by properly executed and unrevoked proxies received prior to the 2020 Annual Meeting will be voted at the 2020 Annual Meeting as indicated in such proxies. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the nominees for election as director (Proposal One), and on each of Proposals Two, Three, Four, Five, Six, and Seven.

With respect to the election of directors, Tesla’s bylaws provide that in an uncontested election, the affirmative vote of a majority of the shares entitled to vote and present in person or represented by proxy at the meeting of stockholders is required to elect a director. Abstentions with respect to any director nominee (Proposal One) or any of Proposals Two, Three, Four, Five, Six, and Seven will have the same effect as a vote against such nominee or Proposal. Consequently, each director nominee will be elected, and each of Proposals Two, Three, Four, Five, Six, and Seven will be approved or ratified, as applicable, only if the number of shares voted “FOR” such nominee or Proposal exceeds the total number of shares voted “AGAINST” or to “ABSTAIN” with respect to such nominee or Proposal.

Q:	What is the effect of not casting a vote or if I submit a proxy but do not specify how my shares are to be voted?
A:

If you are the stockholder of record and you do not vote by proxy card, by telephone, via the Internet or in person at the 2020 Annual Meeting, your shares will not be voted at the 2020 Annual Meeting. If you submit a proxy, but you do not provide voting instructions, your shares will be voted in accordance with the recommendation of the Board.

If you are a beneficial owner and you do not provide the organization that is the stockholder of record for your shares with voting instructions, the organization will determine if it has the discretionary authority to vote on the particular matter. Under applicable regulations, brokers and other intermediaries have the discretion to vote on routine matters such as Proposal Three but do not have discretion to vote on non-routine matters such as Proposals One, Two, Four, Five, Six, or Seven. Therefore, if you do not provide voting instructions to that organization, it may vote your shares only on Proposal Three and any other routine matters properly presented for a vote at the 2020 Annual Meeting.

Q:	What is the effect of a broker “non-vote”?
A:

An organization that holds shares of Tesla’s common stock for a beneficial owner will have the discretion to vote on routine proposals if it has not received voting instructions from the beneficial owner at least ten days prior to the 2020 Annual Meeting. A broker “non-vote” occurs when a broker, bank or other intermediary that is otherwise counted as present or represented by proxy does not receive voting instructions from the beneficial owner and does not have the discretion to vote the shares. A broker “non-vote” will be counted for purposes of calculating whether a quorum is present at the 2020 Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal as to which that broker “non-vote” occurs. Thus, a broker “non-vote” will not impact our ability to obtain a quorum for the 2020 Annual Meeting and will not otherwise affect the approval by a majority of the votes present in person or represented by proxy and entitled to vote of any of the Proposals.

Q:	How does the Board recommend that I vote?
A:	The Board recommends that you vote your shares:
•	“FOR” the three nominees for election as Class I directors (Proposal One);
•	“FOR” the approval, by non-binding advisory vote, of executive compensation (Proposal Two);
•	“FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2020 (Proposal Three);
•	“AGAINST” the approval of the stockholder proposal regarding paid advertising (Proposal Four);

•	“AGAINST” the approval of the stockholder proposal regarding simple majority voting provisions in our governing documents (Proposal Five);
•	“AGAINST” the approval of the stockholder proposal regarding reporting on employee arbitration (Proposal Six); and
•	“AGAINST” the approval of the stockholder proposal regarding additional reporting on human rights (Proposal Seven).
Q:	What happens if additional matters are presented at the 2020 Annual Meeting?
A:

If any other matters are properly presented for consideration at the 2020 Annual Meeting, including, among other things, consideration of a motion to adjourn the 2020 Annual Meeting to another time or place, the persons named as proxy holders, Elon Musk and Zachary Kirkhorn, or either of them, will have discretion to vote the proxies held by them on those matters in accordance with their best judgment. Tesla does not currently anticipate that any other matters will be raised at the 2020 Annual Meeting.

Q:	Can I change my vote?
A:

If you are a stockholder of record, you may change your vote (1) by submitting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the voting methods described above in the question entitled “How can I vote my shares without attending the 2020 Annual Meeting?,” (2) by providing a written notice of revocation to Tesla, Inc., 3500 Deer Creek Road, Palo Alto, California 94304, Attention: Legal Department, with a copy sent by e-mail to shareholdermail@tesla.com, prior to your shares being voted, or (3) by attending the 2020 Annual Meeting and voting in person, which will supersede any proxy previously submitted by you. However, merely attending the meeting will not cause your previously granted proxy to be revoked unless you specifically request it.

If you are a beneficial owner of shares held in street name, you may generally change your vote by (1) submitting new voting instructions to your broker, bank or other intermediary or (2) if you have obtained a “legal proxy” from the organization that holds your shares giving you the right to vote your shares, by attending the 2020 Annual Meeting and voting in person. However, please consult that organization for any specific rules it may have regarding your ability to change your voting instructions.

(* Please see also the notice at the top of this section.)

Q:	What should I do if I receive more than one Notice of Internet Availability, notice from my broker, bank or other intermediary, or set of proxy materials?
A:

You may receive more than one Notice of Internet Availability, notice from your broker, bank or other intermediary, or set of proxy materials, including multiple copies of proxy cards or voting instruction cards. For example, if you are a beneficial owner with shares in more than one brokerage account, you may receive a separate notice or voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one Notice of Internet Availability or proxy card. Please complete, sign, date and return each Tesla proxy card or voting instruction card that you receive, and/or follow the voting instructions on each Notice of Internet Availability or other notice you receive, to ensure that all your shares are voted.

Q:	Is my vote confidential?
A:

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Tesla or to third parties, except: (1) as necessary for applicable legal requirements, (2) to allow for the tabulation and certification of the votes and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to Tesla management.

Q:	Who will serve as inspector of election?
A:	The inspector of election will be Computershare Trust Company, N.A.
Q:	Where can I find the voting results of the 2020 Annual Meeting?
A:

We will publish final voting results in our Current Report on Form 8-K, which will be filed with the SEC and made available on its website at www.sec.gov within four (4) business days of the 2020 Annual Meeting.

Q:	Who will bear the cost of soliciting votes for the 2020 Annual Meeting?
A:

Tesla will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. We may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners for their reasonable expenses in forwarding solicitation material to those beneficial owners. Our directors, officers and employees may also solicit proxies in person or by other means. These directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses incurred in doing so.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?
A:	You may submit proposals, including recommendations of director candidates, for consideration at future stockholder meetings.

For inclusion in Tesla’s proxy materials—Stockholders may present proper proposals for inclusion in Tesla’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing in a timely manner to:

Tesla, Inc.
3500 Deer Creek Road
Palo Alto, California 94304
Attention: Legal Department

with a copy sent by e-mail to shareholdermail@tesla.com.

Any correspondence that is not addressed precisely in accordance with the foregoing, including any correspondence directed to a specific individual, may not be received timely or at all, and we strongly recommend that you also send such correspondence by e-mail and verify that you receive a confirmation of receipt from Tesla.

In order to be included in the proxy statement for the 2021 annual meeting of stockholders, stockholder proposals must be received in accordance with the above instructions no later than the 120th day preceding the one-year anniversary of the date on which this proxy statement is released to the Company’s stockholders, or January 28, 2021, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

To be brought at annual meeting—In addition, you can find in Tesla’s bylaws an advance notice procedure for stockholders who wish to present certain matters, including nominations for the election of directors, at an annual meeting of stockholders without inclusion in Tesla’s proxy materials.

In general, Tesla’s bylaws provide that the Board will determine the business to be conducted at an annual meeting, including nominations for the election of directors, as specified in the Board’s notice of meeting or as properly brought at the meeting by the Board. However, a stockholder may also present at an annual meeting any business, including nominations for the election of directors, specified in a written notice properly delivered within the Notice Period (as defined below), if the stockholder held shares at the time of the notice and the record date for the meeting. Such notice should be delivered to Tesla, Inc., 3500 Deer Creek Road, Palo Alto, California 94304, Attention: Legal Department, with a copy sent by e-mail to shareholdermail@tesla.com. The notice must contain specified information about the proposed business or nominees and about the proponent stockholder. If a stockholder who has delivered such a notice does not appear to present his or her proposal at the meeting, Tesla will not be required to present the proposal for a vote.

The “Notice Period” is the period not less than 45 days nor more than 75 days prior to the one-year anniversary of the date on which Tesla mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders. As a result, the Notice Period for the 2021 annual meeting of stockholders will start on March 14, 2021 and end on April 13, 2021.

This is only a summary of the advance notice procedure. Complete details regarding all requirements that must be met are found in our bylaws. You can obtain a copy of the relevant bylaw provisions by writing to Tesla, Inc., 3500 Deer Creek Road, Palo Alto, California 94304, Attention: Legal Department, or to shareholdermail@tesla.com via e-mail, or by accessing Tesla’s filings on the SEC’s website at www.sec.gov.

All notices of proposals by stockholders, whether or not requested for inclusion in Tesla’s proxy materials, must be addressed precisely as prescribed in this section to be received timely or at all. We strongly recommend that you also send such correspondence by e-mail and verify that you receive a confirmation of receipt from Tesla.

Q:	How may I obtain a separate copy of the Notice of Internet Availability or the proxy materials?
A:

If you are a stockholder of record and share an address with another stockholder of record, each stockholder may not receive a separate copy of the Notice of Internet Availability or proxy materials. Stockholders may request to receive separate or additional copies of the Notice of Internet Availability or proxy materials by calling our Investor Relations department at (650) 681-5000 or by writing to Tesla, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304, Attention: Investor Relations, or to or ir@tesla.com. Upon such written or oral request, we will deliver promptly a separate copy of the Notice of Internet Availability and, if applicable, our proxy materials, to any stockholder at a shared address to which we delivered a single copy of any of these materials. Stockholders who share an address and receive multiple copies of the Notice of Internet Availability or proxy materials can also request to receive a single copy by following the instructions above.

Q:	Who can help answer my questions?
A:	Please contact our Investor Relations department by calling (650) 681-5000 or by writing to Tesla, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304, Attention: Investor Relations, or to ir@tesla.com.

PROPOSAL ONE

TESLA PROPOSAL FOR ELECTION OF DIRECTORS

General

Tesla’s Board currently consists of ten members who are divided into three classes with staggered three-year terms. Our bylaws permit the Board to establish by resolution the authorized number of directors, and ten directors are currently authorized. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of an equal number of directors.

In April 2019, each of Stephen Jurvetson, a Class I director, and Antonio Gracias, a Class II director, determined collectively with the Nominating and Corporate Governance Committee and the Board that he will not stand for re-election to the Board when his current term ends at the 2020 Annual Meeting and the 2021 annual meeting of stockholders, respectively. In April 2020, the Board increased the number of directors to ten and appointed Hiromichi Mizuno to the Board as a Class I director. The Board currently expects to reduce the number of Board seats to nine following the expiration of Mr. Jurvetson’s term at the 2020 Annual Meeting, and therefore votes or proxies may not be submitted for the election of more than three board seats. The Board and the Nominating and Corporate Governance Committee will continue to frequently evaluate the optimal size and composition of the Board to allow it to operate nimbly and efficiently, while maintaining new ideas, expertise and experience among its membership.

Nominees for Class I Directors

Three candidates have been nominated for election as Class I directors at the 2020 Annual Meeting for a three-year term expiring in 2023. Upon recommendation of the Nominating and Corporate Governance Committee, the Board has nominated Elon Musk, Robyn Denholm, and Hiromichi Mizuno for re-election as Class I directors. Biographical information about each of the nominees is contained in the following section. A discussion of the qualifications, attributes and skills of each nominee that led the Board and the Nominating and Corporate Governance Committee to the conclusion that he or she should continue to serve as a director follows each of the director and nominee biographies.

If you are a stockholder of record and you sign your proxy card or vote by telephone or over the Internet but do not give instructions with respect to the voting of directors, your shares will be voted “FOR” the re-election of Mr. Musk, Ms. Denholm, and Mr. Mizuno. Each of Mr. Musk, Ms. Denholm, and Mr. Mizuno has accepted such nomination; however, in the event that a nominee is unable or declines to serve as a director at the time of the 2020 Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Board to fill such vacancy. As discussed above, Stephen Jurvetson will not stand for re-election at the 2020 Annual Meeting. If you wish to give specific instructions with respect to the voting of directors, you may do so by indicating your instructions on your proxy card or when you vote by telephone or over the Internet. If you are a beneficial owner holding your shares in street name and you do not give voting instructions to your broker, bank or other intermediary, that organization will leave your shares unvoted on this matter.

The Board recommends a vote FOR the Tesla proposal for the election of Elon Musk, Robyn Denholm, and Hiromichi Mizuno.

Information Regarding the Board and Director Nominees

Background and Qualifications

The names of the members of the Board and Tesla’s proposed director nominees, their respective ages, their positions with Tesla and other biographical information as of May 21, 2020, are set forth below. Except for Messrs. Elon Musk, our Chief Executive Officer and a director, and Kimbal Musk, a director, who are brothers, there are no other family relationships among any of our directors or executive officers.

Name	Age	Chair of the Board	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Disclosure Controls Committee
Elon Musk	48
Robyn Denholm	56	X	X	X	X	X
Ira Ehrenpreis	51			X	X
Lawrence J. Ellison	75
Antonio Gracias (1)	49		X
Stephen Jurvetson (2)	53		X			X
Hiromichi Mizuno	54		X
James Murdoch	47		X		X	X
Kimbal Musk	47
Kathleen Wilson-Thompson	52			X	X	X

(1)	Mr. Gracias will not stand for re-election when his current term expires at the 2021 annual meeting of stockholders.
(2)	Mr. Jurvetson will not stand for re-election when his current term expires at the 2020 Annual Meeting.

Elon Musk has served as our Chief Executive Officer since October 2008 and as a member of the Board since April 2004. Mr. Musk has also served as Chief Executive Officer, Chief Technology Officer and Chairman of Space Exploration Technologies Corporation, an advanced rocket and spacecraft manufacturing and services company (“SpaceX”), since May 2002, and served as Chairman of the Board of SolarCity Corporation, a solar installation company (“SolarCity”), from July 2006 until its acquisition by us in November 2016. Mr. Musk is also a founder of The Boring Company, an infrastructure company, and of Neuralink Corp., a company focused on developing brain-machine interfaces. Prior to SpaceX, Mr. Musk co-founded PayPal, an electronic payment system, which was acquired by eBay in October 2002, and Zip2 Corporation, a provider of Internet enterprise software and services, which was acquired by Compaq in March 1999. Mr. Musk holds a B.A. in physics from the University of Pennsylvania and a B.S. in business from the Wharton School of the University of Pennsylvania.

We believe that Mr. Musk possesses specific attributes that qualify him to serve as a member of the Board, including the perspective and experience he brings as our Chief Executive Officer, one of our founders and our largest stockholder, which brings historic knowledge, operational expertise and continuity to the Board.

Robyn Denholm has been a member of the Board since August 2014 and its Chair since November 2018. From October 2018 to June 2019, Ms. Denholm was Chief Financial Officer and Head of Strategy of Telstra Corporation Limited, a telecommunications company, where she also served as its Chief Operations Officer from January 2017 to October 2018. Prior to Telstra, from August 2007 to July 2016, Ms. Denholm was with Juniper Networks, Inc., a manufacturer of networking equipment, serving in executive roles including Executive Vice President, Chief Financial Officer and Chief Operations Officer. Prior to joining Juniper Networks, Ms. Denholm served in various executive roles at Sun Microsystems, Inc. from January 1996 to August 2007. Ms. Denholm also served at Toyota Motor Corporation Australia for seven years and at Arthur Andersen & Company for five years in various finance assignments. Ms. Denholm previously served as a director of ABB Ltd. from 2016 to 2017 and of Echelon Corporation Inc. from 2008 to 2013. Ms. Denholm is a member of the Australian Institute of Company Directors and a Fellow of the Institute of Chartered Accountants of Australia, and holds a Bachelor’s degree in Economics from the University of Sydney and a Master’s degree in Commerce from the University of New South Wales.

We believe that Ms. Denholm possesses specific attributes that qualify her to serve as a member of the Board and as its Chair as well as the chair of each of our Audit Committee and Disclosure Controls Committee, such as her executive leadership experience and her financial and accounting expertise with international companies, including in the technology and automotive industries.

Ira Ehrenpreis has been a member of the Board since May 2007. Mr. Ehrenpreis has been a venture capitalist since 1996. He is founder and managing member of DBL Partners, a leading impact investing venture capital firm formed in 2015, and previously led the Energy Innovation practice at Technology Partners. In the venture capital industry, Mr. Ehrenpreis has served on the Board, Executive Committee, and as Annual Meeting Chairman of the National Venture Capital Association (NVCA). Mr. Ehrenpreis currently serves as the President of the Western Association of Venture Capitalists (WAVC) and as the Chairman of the VCNetwork, the largest and most active California venture capital organization. In the Cleantech sector, he has served on several industry boards, including the American Council on Renewable Energy and the Cleantech Venture Network (Past Chairman of Advisory Board), as the Chairman of the Clean-Tech Investor Summit for nine years, and on the Stanford Precourt Institute for Energy (PIE) Advisory Council. Mr. Ehrenpreis also serves as Chairman of the World Energy Innovation Forum. Mr. Ehrenpreis was recently awarded the 2018 NACD Directorship 100 for his influential leadership in the boardroom and corporate governance community. Mr. Ehrenpreis holds a B.A. from the University of California, Los Angeles and a J.D. and M.B.A. from Stanford University.

We believe that Mr. Ehrenpreis possesses specific attributes that qualify him to serve as a member of the Board and to serve as chair of each of our Nominating and Corporate Governance Committee and our Compensation Committee, including his experience in the Cleantech and venture capital industries.

Lawrence J. Ellison has been a member of the Board since December 2018. Mr. Ellison is the founder of Oracle Corporation, a software and technology company, has served as its Chief Technical Officer since September 2014 and previously served as its Chief Executive Officer from June 1977 to September 2014. Mr. Ellison has also served on Oracle’s board of directors since June 1977, including as its Chairman since September 2014 and previously from May 1995 to January 2004.

We believe that Mr. Ellison possesses specific attributes that qualify him to serve as a member of the Board, including his long-term leadership of one of the most successful technology companies in the world and experience with technology product development and strategy.

Antonio Gracias has been a member of the Board since May 2007 and served as our Lead Independent Director from September 2010 to April 2019. Since 2003, Mr. Gracias has been Chief Executive Officer of Valor Management LLC, a private equity firm. Mr. Gracias is a director of SpaceX, and was a director of SolarCity until its acquisition by us in November 2016. Mr. Gracias holds a joint B.S. and M.S. degree in international finance and economics from the Georgetown University School of Foreign Service and a J.D. from the University of Chicago Law School.

We believe that Mr. Gracias possesses specific attributes that qualify him to serve as a member of the Board, including his management experience with a nationally recognized private equity firm and his operations management and supply chain optimization expertise.

Mr. Gracias will not stand for re-election when his current term expires at Tesla’s 2021 annual meeting of stockholders.

Stephen Jurvetson has been a member of the Board since June 2009, and was on a leave of absence from the Board from November 2017 to April 2019. Mr. Jurvetson is a co-founder of Future Ventures, a venture capital firm, and previously was a Managing Director of Draper Fisher Jurvetson, a venture capital firm, from 1995 to 2017. Mr. Jurvetson is a director of SpaceX. Mr. Jurvetson holds B.S. and M.S. degrees in electrical engineering from Stanford University and an M.B.A. from the Stanford Business School.

We believe that Mr. Jurvetson possesses specific attributes that qualify him to serve as a member of the Board, including his experience in the venture capital industry and his years of business and leadership experience.

Mr. Jurvetson will not stand for re-election when his current term expires at Tesla’s 2020 Annual Meeting.

Hiromichi Mizuno has been a member of the Board since April 2020. From January 2015 to March 2020, Mr. Mizuno was Executive Managing Director and Chief Investment Officer of Japan’s Government Pension Investment Fund, the largest pension fund in the world. Previously, Mr. Mizuno was a partner at Coller Capital, a private equity firm, from 2003. In addition to being a career-long finance and investment professional, Mr. Mizuno is a member of numerous business and government advisory boards, including the board of the PRI, an investor initiative to promote responsible investment in partnership with the United Nations, the World Economic Forum’s Global Future Council, and the Japanese government’s strategic fund integrated advisory board. Mr. Mizuno holds a B.A. in Law from Osaka City University and an M.B.A. from the Kellogg Graduate School of Management at Northwestern University.

We believe that Mr. Mizuno possesses specific attributes that qualify him to serve as a member of the Board, including his deep understanding of international economics, financial markets, and government policies.

James Murdoch has been a member of the Board since July 2017. Mr. Murdoch has been the Chief Executive Officer of Lupa Systems, a private investment company that he founded, since March 2019. Previously, Mr. Murdoch held a number of leadership roles at Twenty-First Century Fox, Inc., a media company (“21CF”), over two decades, including its Chief Executive Officer from 2015 to March 2019, its Co-Chief Operating Officer from 2014 to 2015, its Deputy Chief Operating Officer and Chairman and Chief Executive Officer, International from 2011 to 2014 and its Chairman and Chief Executive, Europe and Asia from 2007 to 2011. Previously, he served as the Chief Executive Officer of Sky plc from 2003 to 2007, and as the Chairman and Chief Executive Officer of STAR Group Limited, a subsidiary of 21CF, from 2000 to 2003. Mr. Murdoch also serves on the board of News Corporation, and formerly served on the boards of 21CF from 2017 to March 2019, of Sky plc from 2016 to 2018, of GlaxoSmithKline plc from 2009 to 2012 and of Sotheby’s from 2010 to 2012.

We believe that Mr. Murdoch possesses specific attributes that qualify him to serve as a member of the Board, including his lengthy executive and board experience across numerous companies, extensive knowledge of international markets and strategies, and experience with the adoption of new technologies.

Kimbal Musk has been a member of the Board since April 2004. Mr. Musk is a co-founder of The Kitchen, a growing family of businesses with the goal of providing all Americans with access to real food, and has also served as its Chief Executive Officer since its founding in 2004. In 2010, Mr. Musk became the Executive Director of Big Green (formerly The Kitchen Community), a non-profit organization that creates learning gardens in schools across the United States. Mr. Musk also co-founded Square Roots, an urban farming incubator program, in 2016. Previously, Mr. Musk was a co-founder of Zip2 Corporation, a provider of enterprise software and services, which was acquired by Compaq in March 1999. From 2012 to 2015, Mr. Musk was a director of the Anschutz Health and Wellness Center, a facility at the University of Colorado School of Medicine providing research, education and wellness services with the goal of achieving healthier lifestyles. Mr. Musk is a director of SpaceX, and was a director of Chipotle Mexican Grill, Inc. from 2013 to 2019. Mr. Musk holds a B. Comm. in business from Queen’s University and is a graduate of The French Culinary Institute in New York City.

We believe that Mr. Musk possesses specific attributes that qualify him to serve as a member of the Board, including his business experience in retail and consumer markets, his experience on the Board, and his experience with technology companies.

Kathleen Wilson-Thompson has been a member of the Board since December 2018. Ms. Wilson-Thompson has served as Executive Vice President and Global Chief Human Resources Officer of Walgreens Boots Alliance, Inc., a global pharmacy and wellbeing company, since December 2014, and previously served as Senior Vice President and Chief Human Resources Officer from January 2010 to December 2014. Prior to Walgreens, Ms. Wilson-Thompson held various legal and operational roles at The Kellogg Company, a food manufacturing company, from July 2005 to December 2009, including most recently as its Senior Vice President, Global Human Resources. Ms. Wilson-Thompson also serves on the board of directors of Ashland Global Holdings Inc. and served on the board of directors of Vulcan Materials Company from 2009 to 2018. Ms. Wilson-Thompson holds an A.B. in English Literature from the University of Michigan and a J.D. and L.L.M. (Corporate and Finance Law) from Wayne State University.

We believe that Ms. Wilson-Thompson possesses specific attributes that qualify her to serve as a member of the Board, including her executive and board experience with both consumer-focused and industrial companies, as well as her expertise in managing human resources and other operations at mature companies with large workforces.

Additional Information

On October 16, 2018, the U.S. District Court for the Southern District of New York entered a final judgment approving the terms of a settlement filed with the court on September 29, 2018, in connection with the actions taken by the SEC relating to Elon Musk’s August 7, 2018 Twitter post that he was considering taking Tesla private. On April 26, 2019, this settlement was amended to clarify certain of its terms, which was subsequently approved by the Court. Mr. Musk did not admit or deny any of the SEC’s allegations, and there is no restriction on Mr. Musk’s ability to serve as an officer or director on the Board (other than as its Chair for a specified time).

See “Corporate Governance” and “Executive Compensation—Compensation of Directors” below for additional information regarding the Board.

PROPOSAL TWO

TESLA PROPOSAL FOR NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

Pursuant to Schedule 14A of the Exchange Act, we are asking our stockholders to vote to approve, on an advisory basis, the compensation of our “named executive officers” as disclosed in accordance with the SEC’s rules in the “Executive Compensation” section of this proxy statement beginning on page 37 below. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to weigh in on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or the Board. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. The Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Summary of 2019 Executive Compensation Program

The following is a summary of some of the key points of our 2019 executive compensation program:

•	Tesla continues to emphasize structuring compensation incentives to reward our named executive officers based on performance.
•

Equity awards weigh heavily in our named executive officers’ total compensation, including awards that vest upon the achievement of clear and measurable milestones. Since these awards increase in value as our stock price increases (and in the case of stock option awards, have no value unless our stock price increases following their grant), our named executive officers’ incentives are closely aligned with the long-term interests of our stockholders. In particular, 2019 was a record-setting year for Tesla’s annual revenues, year-end cash balance, vehicle production and deliveries, and energy storage deployment, and we further laid the foundation for the future with international manufacturing operations, the unveiling of Model Y and Cybertruck, and the launch of the third generation of Solar Roof. During 2019, we granted certain of our named executive officers equity awards for promotions to their roles or as part of our ongoing compensation review and alignment process.

•

Tesla has no cash bonus program for any of our named executive officers and generally does not provide any perquisites or tax reimbursements to our named executive officers that are not available to other employees. No named executive officer has any severance or change of control arrangement, other than the vesting of the 10-year performance-based stock option award granted to Elon Musk in January 2018 (the “2018 CEO Performance Award”) based solely upon the achievement of market capitalization milestones as measured at the time of a change in control of Tesla. See “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” below for more details on the 2018 CEO Performance Award.

•	Each named executive officer is also employed at will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

•

Elon Musk, our Chief Executive Officer, historically earned a base salary that reflected the applicable minimum wage requirements under California law, and he was subject to income taxes based on such base salary. However, he has never accepted his salary. Commencing in May 2019 at Mr. Musk’s request, we eliminated altogether the earning and accrual of this base salary. Consequently, 100% of Mr. Musk’s future compensation is at-risk in the form of the remaining unvested stock options under the 2018 CEO Performance Award and the 10-year performance-based stock option award granted to Elon Musk in August 2012 (the “2012 CEO Performance Award”).

•

In particular, the 2018 CEO Performance Award is comprised of 12 equal tranches, each vesting only upon the achievement of a market capitalization milestone matched to one of eight revenue-based operational milestones or eight Adjusted EBITDA-based operational milestones, all of which were viewed as difficult hurdles at the time of grant. While our stockholders benefit from each incremental increase in Tesla’s performance and stock price, aligning their interests with Mr. Musk’s incentives, the tranches under the 2018 CEO Performance Award vest only upon the full achievement of specific milestones, making it even more challenging for Mr. Musk to realize value from such increases. As of the date of this proxy statement, one of the 12 tranches under this award has vested and become exercisable, subject to Mr. Musk’s payment of the exercise price of $350.02 per share and the minimum five-year holding period generally applicable to any shares he acquires upon exercise. See “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation” below for more details.

For detailed information about Tesla’s executive compensation program, see the “Executive Compensation” section beginning on page 37 below.

Tesla believes that the information provided above and within the “Executive Compensation” section of this proxy statement demonstrates that Tesla’s executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation.

Proposed Resolution

Accordingly, we ask our stockholders to vote “FOR” the following resolution at the 2020 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure.”

The Board recommends a vote FOR the Tesla proposal for a non-binding advisory vote approving executive compensation.

PROPOSAL THREE

TESLA PROPOSAL FOR RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm to audit the consolidated financial statements of Tesla for the fiscal year ending December 31, 2020, which will include an audit of the effectiveness of Tesla’s internal control over financial reporting. PricewaterhouseCoopers LLP has audited Tesla’s financial statements since 2005. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Stockholder ratification of the selection of our independent registered public accounting firm is a matter of good corporate practice. In the event that this selection is not ratified by the affirmative vote of a majority of the shares present and voting at the meeting in person or by proxy, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of Tesla and our stockholders.

Principal Accounting Fees and Services

The following table presents fees billed for professional audit services and other services rendered to Tesla by PricewaterhouseCoopers LLP for the years ended December 31, 2018 and 2019. The dollar amounts in the table and accompanying footnotes are in thousands.

	2018	2019
Audit Fees (1)	$12,088	$12,527
Audit-Related Fees (2)	160	—
Tax Fees (3)	514	999
All Other Fees (4)	3	9

Total	$12,766	$13,535

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of Tesla’s consolidated financial statements included in Tesla’s Annual Report on Form 10-K and for the review of the financial statements included in Tesla’s Quarterly Reports on Form 10-Q, as well as services that generally only Tesla’s independent registered public accounting firm can reasonably provide, including statutory audits and services rendered in connection with SEC filings. The Audit Fees incurred in 2019 also include fees of $435 relating to services performed in connection with Tesla’s securities offerings, in each case including comfort letters, consents and review of documents filed with the SEC and other offering documents.

(2)	Audit-Related Fees in 2018 consisted of fees billed for professional services for assistance with interpretation of accounting standards.
(3)	Tax Fees in 2018 and 2019 consisted of fees related to consultation and assistance with foreign taxation matters.
(4)	Other Fees in 2018 and 2019 primarily consisted of fees for use of accounting software.

Pre-Approval of Audit and Non-Audit Services

Tesla’s Audit Committee has adopted a policy for pre-approving audit and non-audit services and associated fees of Tesla’s independent registered public accounting firm. Under this policy, the Audit Committee must pre- approve all services and associated fees provided to Tesla by its independent registered public accounting firm, with certain de minimis exceptions described in the policy.

All PricewaterhouseCoopers LLP services and fees in fiscal 2018 and 2019 were pre-approved by the Audit Committee.

The Board recommends a vote FOR the Tesla proposal for the ratification of the appointment of PricewaterhouseCoopers LLP as Tesla’ s independent registered public accounting firm for the fiscal year ending December 31, 2020.

PROPOSAL FOUR

STOCKHOLDER PROPOSAL REGARDING PAID ADVERTISING

In accordance with SEC rules, we have set forth below a stockholder proposal, along with a supporting statement, exactly as submitted by James M. Danforth. Mr. Danforth has notified us that he is the beneficial owner of 850 shares of Tesla’s common stock and intends to present the following proposal at the 2020 Annual Meeting. Mr. Danforth’s address is 7050 Sherbourne Lane, San Diego, CA 92129. The stockholder proposal will be required to be voted upon at the 2020 Annual Meeting only if properly presented.

Stockholder Proposal and Supporting Statement

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SEC Rule 14a-8 Proposal:

Should Tesla spend at least $50/car produced to advertise its products/services in order to increase brand and product awareness and interest, achieve other goals set forth in the supporting statement below and to help mitigate and/or reduce harm to Tesla's goals, objectives, reputation and finances?

Supporting Statement:

Advertising became necessary the moment Tesla announced in Q1-19 that it would shut down retail stores and start focusing solely on website based sales instead. Tesla is in the enviable position of being able to generate advertising ROI from 4 sources, which are:

First, its [sic] self-evident that advertising can increase brand value, product awareness and interest. Second, Tesla ads can help mitigate and dilute substantial FUD (“Fear, Uncertainty, Doubt”) and misinformation campaigns sponsored by competitors and detractors worldwide and steer the narrative more favorably. Third, impacts caused by less public visibility, due to retail store closings announced in Q1-19, can be explained and softened by ads.

Finally, Tesla ads will, by their very nature, increase knowledge and support for climate damage avoidance worldwide. This is a core desire of Tesla and a key driver of better company results too.

Tesla's call to action via advertisements will ring loudly and credibly with billions of consumers, many of whom who don’t know who Tesla is at all. This call to action has never been more necessary or important than right now.

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Opposing Statement of the Board

The Board has considered this proposal and has determined that it would not serve the best interests of Tesla or our stockholders. While we welcome stockholder feedback, we also believe we have an experienced management team that is best situated to determine Tesla’s day-to-day business operations, including our sales and marketing practices and expenditures.

Moreover, the proponent’s key premise is based on an apparent misunderstanding of Tesla’s retail operations. Specifically, Tesla has made clear in statements since the first quarter of 2019 that we frequently optimize our retail operations, which means both closing or downsizing locations with underperforming foot traffic or sales throughput, as well as adding locations in our target markets with high foot traffic. As a result, our net store count remained stable across 2019. Moreover, Tesla does not focus solely on online sales as the proponent asserts. Rather, whether a customer places an order from his or her home or at a Tesla store, it is transacted by accessing Tesla’s website.

The proponent also presents no evidence that Tesla has insufficient visibility with prospective customers or that paid advertising, whether at the arbitrary amount suggested by the proponent or at all, would increase such visibility in a manner favorable to the Company or its stockholders. On the contrary, among the milestones achieved in 2019 without traditional advertising and at relatively low marketing costs, Tesla delivered a record 367,656 vehicles, or a 50% increase from the prior year, and Model 3 outsold the BMW 3-Series, Mercedes C-class, Audi A4 and Lexus IS combined in the United States. The distinctions that Tesla has achieved in the past year include Model 3 being included in Consumer Reports’ 2020 “Top Picks” List and being named the UK Car of the Year 2020 and the Midsize Car of the Year at the AUTO BILD Golden Steering Wheel Awards in Germany, and Model S being named Motor Trend’s Ultimate Car of the Year. Finally, Tesla continues to expand globally with our servicing and charging infrastructure, as well as through international manufacturing at Gigafactory Shanghai, which commenced vehicle production in 2019, and our Gigafactory Berlin, which is undergoing site preparations.

Whereas the proponent’s assertions are based in speculation, objective factors demonstrate the existing and growing public visibility and interest in Tesla and our products without the need for paid advertising. Accordingly, at this time our management believes that our customers and stockholders would be better served by forgoing such costs.

The Board recommends a vote AGAINST the stockholder proposal regarding paid advertising.

PROPOSAL FIVE

STOCKHOLDER PROPOSAL REGARDING SIMPLE MAJORITY VOTING PROVISIONS IN GOVERNING DOCUMENTS

In accordance with SEC rules, we have set forth below a stockholder proposal, along with a supporting statement, exactly as submitted by James McRitchie. Mr. McRitchie has notified us that he is the beneficial owner of 90 shares of Tesla’s common stock and intends to present the following proposal at the 2020 Annual Meeting through his designee, John Chevedden. Mr. McRitchie’s address is 9295 Yorkship Court, Elk Grove, CA 95758. The stockholder proposal will be required to be voted upon at the 2020 Annual Meeting only if properly presented.

Stockholder Proposal and Supporting Statement

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Proposal Five - Simple Majority Vote

RESOLVED, Tesla, Inc. (“Tesla” or “Company”) shareholders request that our board take each step necessary so that each voting requirement in our charter and bylaws that calls for a greater than simple majority vote be eliminated, and replaced by a requirement for a majority of the votes cast for and against applicable proposals, or a simple majority in compliance with applicable laws. This means the closest standard to a majority of the votes cast for and against such proposals consistent with applicable laws. It is also important that our company take each step necessary to avoid a failed vote on this proposal topic.

Supporting Statement: Shareowners are willing to pay a premium for shares of companies that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance according to “What Matters in Corporate Governance” by Lucien Bebchuk, Alma Cohen and Allen Ferrell of the Harvard Law School (https://papers.ssrn.com/sol3/papers.cfm?abstract_id=593423).

Large funds, such as T. Rowe Price, BlackRock, SSgA and Northern Trust generally support elimination of supermajority requirements, since most view them as an entrenchment device for management. For example, BlackRock's Proxy Voting Guidelines for U.S. Securities (https://www.blackrock.com/corporate/literature/fact-sheet/blk-responsible-investment-guidelines-us.pdf) includes the following:

We generally favor a simple majority voting requirement to pass proposals. Therefore, we will support the reduction or the elimination of supermajority voting requirements to the extent that we determine shareholders’ ability to protect their economic interests is improved.

Last proxy season, according to data obtained through ProxyInsight, shareholder proposals on this topic won over:

•	90% of the vote at Legg Mason, Axon Enterprise, L Brands, Skyworks Solutions, Leidos Holdings.
•	70% of the vote at Netflix, New York Community Bancorp, Xerox, OGE Energy, Dean Foods, Sonoco Products.

Consideration should also be given to the fact that Tesla shareholders do not elect each director annually, no action can be taken by written consent, shareholders cannot call special meetings and we have no right to proxy access to nominate directors.

Shareholders need a real voice through governance reforms, including a Simple Majority Vote standard. Please vote to enhance shareholder value:

Simple Majority Vote - Proposal Five

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Opposing Statement of the Board

The Board has determined that this proposal would not serve the best interests of Tesla or our stockholders at this time, because our stockholders recently considered, but did not adopt, the implementation of the same changes requested by the proponent.

At our 2019 annual meeting of stockholders, the Board proposed and recommended that stockholders approve amendments to our current certificate of incorporation and bylaws to eliminate the respective requirements therein that certain categories of changes to them be approved by greater than a majority of the total voting power of all outstanding shares of our common stock (the “Tesla Supermajority Amendment Proposal”). However, our stockholders did not approve the Tesla Supermajority Amendment Proposal, which would have immediately implemented the changes requested by the proponent.

Because the proponent’s proposal is advisory and non-binding, even if it were approved by our stockholders, the Board would not have the authority to implement such changes unilaterally. Rather, in order to carry out the recommendation espoused by the proposal, the Board would have to propose the Tesla Supermajority Amendment Proposal again at a future meeting of our stockholders. Given that the Board already did so at the 2019 annual meeting of stockholders, and the proponent also submitted a proposal substantially identical to the current proposal at each of Tesla’s annual meetings of stockholders in 2019, 2016 and 2014, and in each case our stockholders did not approve any of such proposals, we believe that it would better serve the Company and its stockholders to focus on other business matters at this time.

The Board recommends a vote AGAINST the stockholder proposal regarding simple majority voting.

PROPOSAL SIX

STOCKHOLDER PROPOSAL REGARDING REPORTING ON EMPLOYEE ARBITRATION

In accordance with SEC rules, we have set forth below a stockholder proposal, along with a supporting statement, exactly as submitted by Nia Impact Capital. Nia Impact Capital has notified us that it is the beneficial owner of 205 shares of Tesla’s common stock and intends to present the following proposal at the 2020 Annual Meeting. Nia Impact Capital’s address is 2323 Broadway, Oakland, CA 94612. The stockholder proposal will be required to be voted upon at the 2020 Annual Meeting only if properly presented.

Stockholder Proposal and Supporting Statement

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RESOLVED: Shareholders of Tesla, Inc. (“Tesla”) ask the Board of Directors to oversee the preparation of a report on the impact of the use of mandatory arbitration on Tesla’s employees and workplace culture. The report should evaluate the impact of Tesla’s current use of arbitration on the prevalence of harassment and discrimination in its workplace and on employees’ ability to seek redress. The report should be prepared at reasonable cost and omit proprietary and personal information.

WHEREAS: Title VII of the Civil Rights Act of 1964 states that it is unlawful “to discriminate against any individual with respect to his compensation, terms, conditions, or privileges of employment, because of such individual’s race, color, religion, sex, or national origin.”1

Nevertheless, forty-eight percent of African Americans and thirty-six percent of Hispanics have experienced race-based workplace discrimination.2 Fifty-five percent of senior-level women say that they have been sexually harassed during their careers.3

A workplace that tolerates harassment invites legal, brand, financial, and human capital risk. Companies may experience reduced morale, lost productivity, absenteeism, and challenges in attracting and retaining talent. Unexpected changes in leadership after allegations of harassment or discrimination, as has occurred at CBS, Nike, Papa Johns, Uber, Walt Disney, and Wynn Resorts, puts shareholder value at risk.

In contrast, the consultancy McKinsey found companies with high levels of ethnic and cultural diversity are thirty-three percent more likely to outperform in profitability while those in the top quartile for gender diversity are twenty-seven percent more likely to have superior value creation.4 In a 2019 study by the Wall Street Journal, the twenty most diverse companies in the S&P500 had an average annual five year stock return that was almost six percent higher than the twenty least-diverse companies.5

It is our understanding that Tesla requires its employees to agree to arbitrate employment-related claims. Mandatory arbitration limits employees’ remedies for wrongdoing, keeps misconduct secret, precludes employees from suing in court when discrimination and harassment occur, and prevents employees from learning about shared concerns.6

Arbitration clauses face a changing regulatory landscape. In 2019, the U.S. House of Representatives passed a bill banning mandatory arbitration. Attorneys general from every state voiced support for ending forced arbitration of sexual harassment claims. California banned the use of arbitration agreements as a condition of employment and Washington state invalidated contracts requiring arbitration of sexual harassment or assault claims. Other states are expected to follow suit.

Continuing to rely on arbitration clauses when these protections may be removed, with retroactive implications, creates a long-tail risk for Tesla.

Investors’ concerns about non-transparent working conditions, which allow for potential harassment and discrimination, are particularly pertinent to Tesla, which has faced allegations of sexual harassment and racial discrimination. Tesla does not currently report publicly on the diversity characteristics of its staff nor its approach to ensuring workplace diversity and inclusion.

[1]	https://www.eeoc.gov/laws/statutes/titlevii.cfm
[2]	https://www.nbcnews.com/politics/politics-news/poll-64-percent-americans-say-racism-remains-major-problem-n877536
[3]	https://www.wsj.com/articles/what-metoo-has-to-do-with-the-workplace-gender-gap-1540267680?mod=ig_womenintheworkplaceoctober2018&mod=article_inline
[4]	https://www.mckinsey.com/~/media/mckinsey/business%20functions/organization/our%20insights/ delivering%20through%20diversity/delivering-through-diversity_full-report.ashx
[5]	https://www.wsj.com/articles/the-business-case-for-more-diversity-11572091200
[6]	https://www.eeoc.gov/eeoc/systemic/review/

***

Opposing Statement of the Board

The Board has considered this proposal and determined that it would not serve the best interests of Tesla or our stockholders, as its inaccurate and unsupported assertions regarding arbitration and its impact on workplace conditions at Tesla fail to justify the reporting it requests.

First, arbitration does not limit remedies, as Tesla’s standard arbitration provision specifically states that the parties are entitled to all remedies available in a court of law. Second, an employee is free to publicize the results of an arbitration, other than any trade secrets or proprietary business information. Third, arbitration provisions do not impede employees’ freedom to first file lawsuits in court, and arbitration proceedings are private only if such court rules that the underlying claims are subject to arbitration. Finally, the proponent does not clearly state how arbitration prevents employees from learning about shared concerns, but as noted above, employees may generally disclose the results of an arbitration to other parties.

On the other hand, we believe that arbitration provisions are very prevalent among employers for several reasons. Arbitration offers an alternative form of adjudication by an experienced jurist selected with both parties’ participation that is often quicker than trial, especially in jurisdictions where courts are overburdened. Outcomes are also more certain because they may not be appealed absent extraordinary circumstances. While the employer must pay the entire cost of the proceedings, this overall expediency benefits both parties with a fair resolution and a speedier return to their respective priorities without miring them in lengthy litigation. Moreover, we believe employees often seek arbitration to avoid prospective employers being made aware of their claims against former employers, or to avoid a public record of their private information. In fact, outside of the U.S., where Tesla’s offer letters do not have arbitration provisions, many countries use specialized labor court proceedings similar to arbitration to adjudicate employee claims.

Therefore, the proponent does not state convincing support for a correlation between arbitration and harassment, discrimination, or limits on employee grievances generally. In addition, while the proposal makes generalized references to allegations against Tesla, it does not present any specific evidence that harassment, lack of diversity, or non-transparent working conditions are areas of concern at Tesla. The proponent does state that arbitration provisions create risk for Tesla if they were to become legally prohibited, but fails to explain how such a corporate risk of legal non-compliance pertains to the alleged impact of arbitration on workplace harassment and discrimination.

Tesla’s mission is to accelerate the world’s transition to sustainable energy. Being the world’s first vertically integrated sustainable energy company and a leader in innovation requires a diversity of thought and backgrounds that can be achieved only by maintaining a diverse and inclusive workforce. Moreover, implicit in our mission is a mandate to not only follow the law, but to do the right thing. Contrary to the proponent’s vague claims, we believe that employment compliance issues are not an issue at Tesla and, as we have pledged in our public annual Impact Report, that Tesla has designed our workplace and policies to provide all employees with a respectful and safe working environment by not tolerating any discrimination, harassment, retaliation, or any other mistreatment at work, whether based on a legally protected status or otherwise. We believe that rather than devote attention and resources to reporting on an issue as to which the proponent has inaccurately characterized the fundamental premise, Tesla, its employees, and its stockholders would be better served by continuing to execute on tangible workplace goals and our mission.

The Board recommends a vote AGAINST the stockholder proposal regarding reporting on employee arbitration.

PROPOSAL SEVEN

STOCKHOLDER PROPOSAL REGARDING ADDITIONAL REPORTING ON HUMAN RIGHTS

In accordance with SEC rules, we have set forth below a stockholder proposal, along with a supporting statement, exactly as submitted by Sisters of the Good Shepherd New York Province. Sisters of the Good Shepherd New York Province has notified us that it is the beneficial owner of 7 shares of Tesla’s common stock and intends to present the following proposal at the 2020 Annual Meeting through its designee, Mary Beth Gallagher. Sisters of the Good Shepherd New York Province’s address is 25-30 21st Avenue, Astoria, New York 11105. The stockholder proposal will be required to be voted upon at the 2020 Annual Meeting only if properly presented.

Stockholder Proposal and Supporting Statement

***

Human Rights Disclosure

Tesla, Inc. - 2020

Whereas: Tesla manufactures and sells electric vehicles (EVs) and energy generation and storage systems. Tesla faces human rights and labor rights risks in its operations and value chain. Investors are unable to determine how Tesla is meeting its responsibility to respect human rights.

Tesla's products use thousands of purchased parts sourced from hundreds of global suppliers through complex extended supply chains. The company states that “reliably determining the origin [of raw materials] is a difficult task.”1 The use of cobalt in lithium-ion batteries poses human rights risks for Tesla. 60% of cobalt globally is produced in the Democratic Republic of Congo (DRC) where child labor is pervasive.2 Cobalt mining is one of the worst forms of child labor. Children work in mines at risk of collapse, use sharp tools, and lack safety equipment. Tesla is among five companies facing a class action lawsuit filed on behalf of 14 children and parents from the DRC, which includes allegations of “aiding and abetting in the death and serious injury of children who claim they were working in cobalt mines in their supply chain.”3 While Tesla reports on cobalt sourcing procedures and indicates it is looking for ways to reduce the cobalt in its batteries, the company does not provide sufficient evidence to demonstrate its cobalt supply chain is free of child labor. Conflict minerals, steel, lithium, rubber, mica, and electronics may also present human rights risks for Tesla.4

In Tesla's operations, a federal judge ruled in 2019 that Tesla violated labor laws on 12 different occasions for preventing employees from exercising their right to unionize, including disciplining and firing employees for union activity.5

Working conditions and high injury rates in Tesla's factories may violate the human right to safe and healthy working conditions. From 2014 to 2018, Tesla's Fremont, CA plant had three times as many Occupational Safety and Health Administration (OSHA) violations as 10 major U.S. auto plants combined, resulting in fines.6 Insufficient safety trainings, noncompliant safety markings, exposure to toxins, and undercounting or mislabeling of injuries, which may falsely signal an improvement in conditions, have been documented at Tesla's plants.7

While Tesla has a Supplier Code of Conduct, a “Human Rights and Conflict Minerals Policy,” and says it commits to “only sourcing responsibly produced materials,” these guidelines only apply to suppliers. Tesla lacks a baseline commitment to respect human rights throughout its operations and its disclosure do not demonstrate that its due diligence effectively prevents, mitigates, or remediates adverse human rights impacts.

Resolved: Shareholders request that the Board of Directors prepare a report, at reasonable cost and omitting proprietary information, on Tesla's processes for embedding respect for human rights within operations and through business relationships.

Supporting Statement: This report might address:

•	Board oversight of human rights; and
•	Human rights due diligence processes, including systems for providing meaningful remedy when adverse human rights impacts occur.

[1]	https://www.tesla.com/sites/default/files/about/legal/2018-conflict-minerals-report.pdf
[2]	https://www.theguardian.com/news/2019/jan/14/on-the-charge-why-batteries-are-the-future-of-clean-energy
[3]

http://iradvocates.org/sites/iradvocates.org/files/stamped%20-Complaint.pdf; https://www.theguardian.com/global-development/2019/dec/16/apple-and-google-named-in-us-lawsuit-over-congolese-child-cobalt-mining-deaths

[4]	https://www.thedragonflyinitiative.com/material-change-report/; https://www.washingtonpost.com/graphics/business/batteries/tossed-aside-in-the-lithium-rush/?wpisc=al_alert-COMBO-economy%252Bnation
[5]	https://www.pv-tech.org/news/Tesla-found-in-violatation-of-federal-labour-laws-as-Walmart-solar-panel
[6]	https://www.forbes.com/sites/alanohnsman/2019/03/01/tesla-safety-violations-dwarf-big-us-auto-plants-in-aftermath-of-musks-model-3-push/#2f028ea154ce
[7]

https://www.usatoday.com/in-depth/news/investigations/2019/11/12/tesla-gigafactory-brings-nevada-jobs-and-housing-woes-worker-injuries-strained-ems/2452396001/; https://www.revealnews.org/article/tesla-says-its-factory-is-safer-but-it-left-injuries-off-the-books/; https://worksafe.typepad.com/files/worksafe_tesla5_24.pdf

***

Opposing Statement of the Board

The Board has considered this proposal and has determined that it would not serve the best interests of Tesla or our stockholders. Inherent in Tesla’s mission to accelerate the world’s transition to sustainable energy is ensuring a better present and future for humanity, which includes a strong commitment to human rights that is demonstrated in part by our existing framework of fulsome public disclosures.

With respect to Tesla’s supply chain, our Supplier Code of Conduct and Human Rights and Conflicts Minerals Policy on our website already address human rights. These policies state: (i) specific standards for human rights and labor practices with which Tesla’s suppliers must comply, (ii) that Tesla will audit and investigate such compliance, (iii) that Tesla will take actions against non-compliant suppliers and Tesla personnel, and (iv) a mechanism to express any related concerns to the Board. Tesla also files annually with the SEC a Conflict Minerals Report that specifies in detail our processes for identifying and addressing risks relating to conflict minerals and performing related due diligence in our supply chain.

Despite acknowledging our policies, which report our processes for respecting human rights in our supply chain, the proponent goes beyond the scope of its proposal to deem them insufficient, alleging they do not demonstrate that our due diligence effectively prevents, mitigates, or remediates adverse human rights impact or that our cobalt supply chain is free of child labor. This is a mischaracterization, and our existing reporting should not be ignored simply because the proponent is not subjectively satisfied with the conclusions it draws from them. As discussed in detail in the above-referenced documents, we have adopted what we believe are best practices to identify, remedy and audit potential human rights issues, including additional precautions for materials sourced from higher-risk regions, as well as widely-recognized third party standards such as those of the Organisation for Economic Co-operation and Development and the Responsible Minerals Initiative.

Likewise, the proponent alleges that employee health and workplace safety is also inadequate at Tesla. We disagree, and believe our dedication to these areas is evidenced by the data and our practices, which we already describe clearly in our Impact Report. We also continue to evolve these disclosures to present the most relevant information. For example, we expect to describe in detail in the Impact Report published in 2020 the overall vision, values and principles of our Environmental, Health and Safety program, and enumerate specifically the various health and safety training programs, initiatives, controls and remediations that we have implemented. We will also present in graphic and case study format both quantitative statistics and qualitative improvements regarding employee engagements in the program, injury rates, safety improvement targets, and process improvements. Contrary to the proponent’s assertions, we believe our Impact Reports demonstrate the continuing success of our workplace health and safety measures and our commitment to improving them even further.

Finally, it is not clear whether the proposal seeks reporting regarding labor union rights, and whether this topic lends itself to a recitation of statistics or due diligence processes. However, Tesla’s employees are free to associate or refrain from associating with any third parties, including labor unions. Moreover, the proponent incompletely describes the status of certain unfair labor practice charges asserted against Tesla by the United Auto Workers to the National Labor Relations Board (“NLRB”). Specifically, an administrative law judge issued a decision in September 2019 recommending that the NLRB dismiss eight alleged violations but finding merit to a number of isolated and generally minor violations. Both parties have appealed this recommendation to the NLRB, which has not yet adopted a final decision.

Tesla is confident in our efforts regarding and commitment to human rights in our operations, and that our publicly available policies and periodically updated disclosures already provide robust and transparent information on these matters. Accordingly, we do not believe that additional duplicative reporting is warranted.

The Board recommends a vote AGAINST the stockholder proposal regarding additional reporting on human rights.

CORPORATE GOVERNANCE

Investor Outreach

During 2014, the Board determined to formally identify, approach and establish an active dialogue with our largest stockholders and conduct an extensive and recurring review of our corporate governance practices. We inaugurated a program of periodic investor outreach to ensure that Tesla’s Board and management understand and consider the issues that matter most to our stockholders. We have gradually expanded this program over time to include senior members of management and the Board, who have participated in hosting extended series of meetings with and preparing presentations to a broad base of investors. Through this program, we have received and continue to periodically receive helpful input regarding a number of stockholder-related matters, and have adopted a number of significant changes to our corporate governance practices. Moreover, members of the Board and management from time to time seek input from our investors when considering important corporate actions that involve corporate governance and alignment with stockholder interests.

We do not expect that we will always be able to address all of our stockholders’ feedback. However, we seek to optimize our corporate governance by continually refining our relevant policies, procedures and practices to align the needs of the Company with evolving regulations and best practices, issues raised by our stockholders, and other factors as circumstances warrant.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

The Board sets high standards for Tesla’s workforce, officers and directors. Tesla is committed to establishing an operating framework that exercises appropriate oversight of responsibilities at all levels throughout the Company and managing its affairs in a manner consistent with rigorous principles of business ethics. Accordingly, Tesla has adopted a Code of Business Conduct and Ethics, which is applicable to Tesla and its subsidiaries’ directors, officers and personnel. Tesla has also adopted Corporate Governance Guidelines, which, in conjunction with our certificate of incorporation, bylaws, and charters of the standing committees of the Board, form the framework for Tesla’s corporate governance. The Code of Business Conduct and Ethics and the Corporate Governance Guidelines are each available on Tesla’s website at: http://ir.tesla.com/corporate-governance/highlights. Tesla will disclose on its website any amendment to the Code of Business Conduct and Ethics, as well as any waivers of the Code of Business Conduct and Ethics, that are required to be disclosed by the rules of the SEC or The NASDAQ Stock Market LLC (“NASDAQ”).

Director Independence

The Board periodically assesses, with the recommendation of the Nominating and Corporate Governance Committee, the independence of its non-employee members as defined in the listing standards of NASDAQ and applicable laws. As part of such review in 2020, the Board undertook an analysis for each non-employee director and considered all relevant facts and circumstances, including the director’s other commercial, accounting, legal, banking, consulting, charitable and familial relationships. The Board determined that with respect to each of its current members other than Elon Musk, who is our Chief Executive Officer, and Kimbal Musk, who is Elon Musk’s brother, there are no disqualifying factors with respect to director independence enumerated in the listing standards of NASDAQ or any relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, and that each such member is an “independent director” as defined in the listing standards of NASDAQ and applicable laws.

In particular, the Board reviewed the following considerations:

•

Ira Ehrenpreis, Antonio Gracias, Stephen Jurvetson, James Murdoch, Elon Musk, Kimbal Musk, and/or investment funds affiliated with them, have made minority investments in certain companies or investment funds, (i) of which other Tesla directors are founders, significant stockholders, directors, officers, or managers, and/or (ii) with which Tesla has certain relationships set forth below in “Certain Relationships and Related Party Transactions—Related Party Transactions.” The Board concluded that none of these investments are material so as to impede the exercise of independent judgment by any of Messrs. Ehrenpreis, Gracias, Jurvetson or Mr. Murdoch, and that none of them has a direct or indirect interest in any transaction between Tesla and another company set forth below in “Certain Relationships and Related Party Transactions—Related Party Transactions.”

•

Messrs. Gracias and Jurvetson are directors of SpaceX, (i) of which Elon Musk and Kimbal Musk are also directors, and (ii) with which Tesla has certain relationships set forth below in “Certain Relationships and Related Party Transactions—Related Party Transactions—SpaceX.” The Board concluded that each of Messrs. Gracias and Jurvetson is an experienced investment professional who has served on the boards of multiple companies without conflict or impairment of independent judgment.

•

Lawrence J. Ellison and Mr. Murdoch, and/or entities affiliated with them, have purchased certain Tesla products and services from Tesla as set forth below in “Certain Relationships and Related Party Transactions—Related Party Transactions—Other Transactions.” The Board concluded that such purchases were negotiated and completed through ordinary course sales processes in good faith on terms generally available to similar customers, and would not impair the independent judgment of Messrs. Ellison or Murdoch.

•

Robyn Denholm and Mr. Ellison are or were formerly officers of certain companies from which Tesla has purchased business services. The Board concluded that such purchases were for standard offerings in the ordinary course of business pursuant to good faith contracting processes in which neither Ms. Denholm nor Mr. Ellison were involved or had any material interest.

•

Tesla determined not to renew its directors and officers liability insurance policy for the 2019-2020 year due to disproportionately high premiums quoted by insurance companies. Instead, Elon Musk agreed with Tesla to personally provide coverage substantially equivalent to such a policy for a one-year period, and the other members of the Board are third-party beneficiaries thereof. The Board concluded that because such arrangement is governed by a binding agreement with Tesla as to which Mr. Musk does not have unilateral discretion to perform, and is intended to replace an ordinary course insurance policy, it would not impair the independent judgment of the other members of the Board.

In addition, prior to their departures from the Board in June 2019, the Board had determined that Brad Buss and Linda Johnson Rice were independent directors as defined in the listing standards of NASDAQ and applicable laws.

Board Leadership Structure

Roles of Chair of the Board and Lead Independent Director

Following careful deliberation, the Board appointed Robyn Denholm to serve as the independent Chair of the Board in November 2018, having considered her strong leadership, independent presence, and financial and business expertise on the Board over an extended period of time. Together, Ms. Denholm and our Chief Executive Officer Elon Musk comprise our senior Board leadership, which the Board believes is appropriate at this time to provide the most effective leadership structure for Tesla in a highly competitive and rapidly changing technology industry. As Chair of the Board, Ms. Denholm has broad authority and oversight over the affairs of the Board, with Mr. Musk available to her as a resource in this regard. Moreover, as an independent Chair of the Board, Ms. Denholm has the authority to direct the actions of the other independent directors and regularly communicate with Mr. Musk as their representative, which are duties previously performed by Antonio Gracias in his former role as Lead Independent Director. After a brief transition period to assist Ms. Denholm, Mr. Gracias relinquished such role in April 2019, and the Board determined that a Lead Independent Director is not currently necessary.

As Chair of the Board, Ms. Denholm, among other things:

•	reviews the agenda and materials for meetings of the independent directors;
•	consults with our Chief Executive Officer regarding Board meeting agendas, schedules and materials;
•	acts as a liaison between our Chief Executive Officer and the independent directors when appropriate;
•	otherwise communicates regularly with our Chief Executive Officer;
•	raises issues with management on behalf of the independent directors;

•	annually reviews, together with the Nominating and Corporate Governance Committee, the Board’s performance during the prior year; and
•	serves as the Board’s liaison for consultation and communication with stockholders as appropriate.

Tesla also has a mechanism for stockholders to communicate directly with non-management directors (see “Corporate Governance—Contacting the Board” below).

Committees of the Board

In addition, the Board has four standing committees—the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, and the Disclosure Controls Committee—which are each further described below. Each of the Board committees is comprised solely of independent directors, and the Board may appoint a chair to each committee. Our independent directors regularly meet in executive session, and at such other times as necessary or appropriate as determined by the independent directors. In addition, as part of our governance review and succession planning, the Board (led by the Nominating and Corporate Governance Committee) evaluates our leadership structure to ensure that it remains the optimal structure for Tesla, reviews the composition, size and performance of the Board and its committees, evaluates individual Board members, and identifies and evaluates candidates for election or re-election to the Board. See “Corporate Governance—Process and Considerations for Nominating Board Candidates” below for additional information.

Board Role in Risk Oversight

The Board is responsible for overseeing the major risks facing Tesla while management is responsible for assessing and mitigating Tesla’s risks on a day-to-day basis. In addition, the Board has delegated oversight of certain categories of risk to the Audit Committee and Compensation Committee, which are comprised entirely of independent directors. The Audit Committee and Compensation Committee respectively report to the Board as appropriate on matters that involve specific areas of risk that each Committee oversees.

Financial, Compliance and Controls Risks

The Audit Committee has scheduled periodic and annual reviews and discussions with management regarding significant risk exposures and incident metrics, including those relating to global financial, accounting and treasury matters, internal audit and controls, legal and regulatory compliance, and data privacy and cybersecurity. These discussions cover the steps management has taken to monitor, control and report such exposures, as well as Tesla’s policies with respect to risk assessment and risk management.

Employee Compensation Risks

The Compensation Committee oversees management of risks relating to Tesla’s compensation plans and programs. Tesla’s management and the Compensation Committee have assessed the risks associated with Tesla’s compensation policies and practices for all employees, including non-executive officers. These include risks relating to setting ambitious targets for our employees’ compensation or the vesting of their equity awards and our emphasis on at-risk equity-based compensation, and the potential impact of such practices on the retention or decision-making of our employees, particularly our senior management. Based on the results of this assessment, Tesla does not believe that its compensation policies and practices for all employees, including non-executive officers, create risks that are reasonably likely to have a material adverse effect on Tesla.

Board Meetings and Committees

During fiscal 2019, the Board held 14 meetings. Each director attended or participated in 75% or more of the aggregate of the total number of meetings of the Board and the total number of meetings of all Board Committees on which such director served (in each case held during such director’s relevant period of service), except for (i) Lawrence J. Ellison, who was required to devote substantial time on extraordinary transitional matters for Oracle Corporation during the illness and passing of its co-Chief Executive Officer; (ii) James Murdoch, who communicated separately with the respective chairperson of the Board or Board Committee when he was unable to attend a meeting due to an atypically high volume of critical business meetings in 2019; and (iii) Stephen Jurvetson, who was on a leave of absence from the Board until April 2019 and therefore attended no meetings in 2019 prior to such time.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58) of the Exchange Act, currently consists of Robyn Denholm, Antonio Gracias, Stephen Jurvetson, Hiromichi Mizuno, and James Murdoch, each of whom is “independent” as such term is defined for audit committee members by the listing standards of NASDAQ. Ms. Denholm is the chair of the Audit Committee. The Board has determined that Ms. Denholm is an “audit committee financial expert” as defined in the rules of the SEC.

The Audit Committee is responsible for, among other things:

•	reviewing and approving the selection of Tesla’s independent auditors, and approving the audit and non-audit services to be performed by Tesla’s independent auditors;
•	providing oversight, recommendations, and under specified thresholds, approvals, regarding significant financial matters and investment practices, including any material acquisitions and divestitures;
•	monitoring the integrity of Tesla’s financial statements and Tesla’s compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
•	reviewing the adequacy and effectiveness of Tesla’s internal control policies and procedures in addition to Tesla’s risk management, data privacy and data security;
•	discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors Tesla’s interim and year-end operating results; and
•	preparing the audit committee report that the SEC requires in Tesla’s annual proxy statement.

The Audit Committee held ten meetings during fiscal 2019. The Audit Committee has adopted a written charter approved by the Board, which is available on Tesla’s website at: http://ir.tesla.com/corporate-governance/highlights.

The Audit Committee Report is included in this proxy statement on page 61.

Compensation Committee

The Compensation Committee is currently comprised of Robyn Denholm, Ira Ehrenpreis, and Kathleen Wilson-Thompson, each of whom qualifies as an independent director under the listing standards of NASDAQ. Mr. Ehrenpreis is the chair of the Compensation Committee.

The Compensation Committee is responsible for, among other things:

•	overseeing Tesla’s compensation policies, plans and benefit programs and making related recommendations to the Board, including by considering “say-on-pay” votes of Tesla’s stockholders;
•

reviewing and approving for Tesla’s executive officers: the annual base salary, equity compensation, employment agreements, severance arrangements and change in control arrangements, and any other compensation, benefits, or arrangements;

•	administering the compensation of members of the Board and Tesla’s equity compensation plans; and
•	preparing the compensation committee report that the SEC requires to be included in Tesla’s annual proxy statement.

The Compensation Committee held four meetings during fiscal 2019. The Compensation Committee has adopted a written charter approved by the Board, which is available on Tesla’s website at: http://ir.tesla.com/corporate-governance/highlights.

The Compensation Committee Report is included in this proxy statement on page 47.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of Robyn Denholm, Ira Ehrenpreis, James Murdoch and Kathleen Wilson-Thompson, each of whom qualifies as an independent director under the listing standards of NASDAQ. Mr. Ehrenpreis is the chair of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	assisting the Board in identifying prospective director nominees and recommending nominees for each annual meeting of stockholders to the Board;
•	reviewing developments in corporate governance practices and developing and recommending governance principles applicable to the Board;
•	considering questions of possible conflicts of interest of Tesla’s directors and officers;
•	reviewing the manner in and the process by which stockholders communicate with the Board and recommending Board responses;
•	reviewing the succession planning for Tesla’s executive officers;
•	overseeing the evaluation of Tesla’s Board and management; and
•	recommending members for each Board committee to the Board.

The Nominating and Corporate Governance Committee held five meetings during fiscal 2019. The Nominating and Corporate Governance Committee has adopted a written charter approved by the Board, which is available on Tesla’s website at: http://ir.tesla.com/corporate-governance/highlights.

Disclosure Controls Committee

The Disclosure Controls Committee currently consists of Robyn Denholm, Stephen Jurvetson, James Murdoch, and Kathleen Wilson-Thompson, each of whom qualifies as an independent director under the listing standards of NASDAQ. Ms. Denholm is the chair of the Disclosure Controls Committee.

The Disclosure Controls Committee is responsible for, among other things:

•	overseeing the implementation of and compliance with the terms of Tesla’s consent agreement with the SEC dated September 29, 2018, as amended April 26, 2019;
•	overseeing the controls and processes governing certain public disclosures by Tesla and its executive officers; and
•	reviewing and resolving certain conflicts of interest or other human resources issues involving any executive officer and ensuring appropriate disclosures, if applicable.

The Disclosure Controls Committee held eight meetings during fiscal 2019. The Disclosure Controls Committee has adopted a written charter approved by the Board, which is available on Tesla’s website at: http://ir.tesla.com/corporate-governance/highlights.

Compensation Committee Interlocks and Insider Participation

Brad Buss, Robyn Denholm, Ira Ehrenpreis, Antonio Gracias, Linda Johnson Rice, and Kathleen Wilson-Thompson served as members of the Compensation Committee during at least part of fiscal 2019. None of such persons is or was formerly an officer or an employee of Tesla. See “Certain Relationships and Related Party Transactions—Related Party Transactions” below for certain transactions involving Tesla in which members of the Compensation Committee may potentially be deemed to have an indirect interest.

During 2019, no interlocking relationships existed between any member of Tesla’s Board or Compensation Committee and any member of the board of directors or compensation committee of any other company.

Process and Considerations for Nominating Board Candidates

The Nominating and Corporate Governance Committee is responsible for, among other things, determining the criteria for Board membership, recommending Board candidates, and proposing any changes to the composition of the Board. The Nominating and Corporate Governance Committee’s criteria and process for fulfilling these duties are generally as follows:

•

The Nominating and Corporate Governance Committee regularly reviews the current composition and size of the Board, and oversees an annual evaluation of the performance of the Board as a whole and of its individual members. For example, in consultation with Robyn Denholm, the Chair of the Board, the Nominating and Corporate Governance Committee conducted in 2019 a comprehensive top-down evaluation of the full Board, including its size and composition, to consider and recommend to the Board ways to optimize its then-current membership.

•

The Nominating and Corporate Governance Committee applies uniform evaluation processes and standards for all Board members, including in identifying, considering or recommending new candidates for the Board to fill vacancies or add additional directors, and in recommending existing Board members for nomination to be re-elected at annual meetings of stockholders. In conducting its search for new independent directors in 2018 and 2020, the Nominating and Corporate Governance Committee reviewed not only the qualifications of director candidates on a standalone basis but also their specific fit on the Board as a whole.

•

In carrying out the foregoing duties, the Nominating and Corporate Governance Committee consistently seeks to achieve a balance of knowledge, experience and capability on the Board. While the Nominating and Corporate Governance Committee has not established specific minimum qualifications for director candidates, it considers all pertinent factors that it considers appropriate, including diversity, and believes that the Board should be comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business or technology, including their understanding of Tesla’s business in particular, (4) have qualifications that will increase overall Board effectiveness, and (5) meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members. For example, after conducting independent director searches in 2018 and 2020 in which numerous highly-qualified candidates from a variety of backgrounds were considered, the Nominating and Corporate Governance Committee recommended to the Board Lawrence J. Ellison and Kathleen Wilson-Thompson in 2018 to further bolster the Board’s expertise in technological innovation and workforce management and relations, and Hiromichi Mizuno in 2020 to add an additional perspective on global financial markets and economics.

•

In evaluating and identifying candidates, the Nominating and Corporate Governance Committee has the authority to retain and terminate any third party search firm that is used to identify director candidates and has the authority to approve the fees and retention terms of any search firm.

•

With regard to any candidates who are properly recommended by stockholders (as described in more detail below) or by other sources, the Nominating and Corporate Governance Committee reviews the qualifications of any such candidate, which review may, in the Nominating and Corporate Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the Nominating and Corporate Governance Committee deems necessary or proper.

•

After completing its review and evaluation of director candidates, the Nominating and Corporate Governance Committee recommends the director nominees that it has determined to be qualified to the full Board.

It is the policy of the Nominating and Corporate Governance Committee to consider properly submitted recommendations for candidates to the Board from stockholders. Stockholder recommendations for candidates to the Board must be directed in writing to Tesla, Inc., 3500 Deer Creek Road, Palo Alto, California 94304, Attention: Legal Department, and should also be sent by e-mail to shareholdermail@tesla.com. Such recommendations must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and Tesla within the last three years, and evidence of the nominating person’s ownership of Tesla stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, including issues of character, integrity, judgment, diversity, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of Tesla’s business, other commitments and the like, as well as any personal references and an indication of the candidate’s willingness to serve.

Attendance at Annual Meetings of Stockholders by the Board

Although Tesla does not have a formal policy regarding attendance by members of the Board at Tesla’s annual meetings of stockholders, directors are encouraged to attend. All of our directors who served at the time of the 2019 annual meeting of stockholders attended such meeting.

Stock Transactions

Hedging, Short Sales and Pledging of Shares and Rule 10b5-1 Trading Plans

Tesla has an insider trading policy that prohibits all of our directors, officers and employees from, among other things, engaging in short sales, hedging or similar transactions designed to decrease the risks associated with holding Tesla securities. This prohibition encompasses transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to Tesla securities, but not transactions designed to facilitate portfolio diversification, such as broad-based index options, futures or baskets.

In addition, the Board has a policy that limits pledging of Company stock by our directors and executive officers. Pursuant to this policy, directors and executive officers may pledge their Company stock (exclusive of options, warrants, restricted stock units or other rights to purchase stock) as collateral for loans and investments, provided that the maximum aggregate loan or investment amount collateralized by such pledged stock does not exceed twenty-five percent (25%) of the total value of the pledged stock. Tesla management monitors compliance with this policy by reviewing and, if necessary, reporting to the Board or its committees the extent to which any officer or director has pledged shares of Company stock. The Board believes this share pledging policy to be in the best interests of Tesla and our stockholders by providing directors and executive officers flexibility in financial planning without having to rely on large cash compensation or the sale of Company shares, thus keeping their interests well aligned with those of our stockholders, while also mitigating risk exposure to Tesla.

In addition, three of Tesla’s current executive officers and two directors have entered into currently effective Rule 10b5-1 trading plans.

Stock Ownership by Board and Management

To align the interests at the highest level of our management with those of our stockholders, the Board has instituted the following requirements relating to stock ownership under our Corporate Governance Guidelines.

Each member of the Board and our Chief Executive Officer is subject to the following minimum stock ownership requirements: (i) each director shall own shares of Tesla stock equal in value to at least five times the annual cash retainer for directors (exclusive of retainer amounts for service as Lead Independent Director or as a member or chair of a Board committee), and (ii) our Chief Executive Officer shall own shares of Tesla stock equal in value to at least six times his/her base salary. Each individual shall have five years from the later of March 3, 2015 and the date such person assumed his or her relevant role at Tesla to come into compliance with these ownership requirements. Each person’s compliance with the minimum stock ownership level will be determined on the date when this compliance grace period expires, and then annually on each December 31, by multiplying the number of shares held by such person and the average closing price of those shares during the preceding month. Our Chief Executive Officer and each of our directors is currently either in compliance with these requirements or is in the applicable period to come into compliance therewith.

Our Corporate Governance Guidelines also provide that no equity award as to which vesting or the lapse of a period of restriction occurs based solely on the passage of time that is granted to a named executive officer may vest, or have a period of restriction that lapses, earlier than six months from the date on which such vesting or lapse commences. Furthermore, our Corporate Governance Guidelines provide that no named executive officer may sell, transfer, pledge, assign, or otherwise dispose of any shares of Tesla stock acquired pursuant to any stock option, restricted stock unit or other equity award granted by Tesla earlier than the date that is six months after the date on which such award vests or the period of restriction with respect to such award lapses, as applicable.

Prohibition of Equity Award Repricing

Tesla views equity-based compensation to be a key factor in incentivizing the future performance of our personnel. Consequently, the Tesla, Inc. 2019 Equity Incentive Plan (the “2019 Plan”), as well as Tesla’s previous 2010 Equity Incentive Plan, provide that stock options and other equity awards issued under these plans that derive their value from the appreciation of the value of Tesla’s stock may not be exchanged for other awards, repurchased for cash, or otherwise be made the subject of transactions that have the purpose or effect of repricing such awards.

In addition, applicable NASDAQ rules prohibit any repricing with respect to the 2018 CEO Performance Award.

Contacting the Board

Any stockholder who desires to contact our non-employee directors regarding appropriate Tesla business-related comments may do so electronically at the following website: http://ir.tesla.com/corporate-governance/contact-the-board. Such stockholders who desire to contact our non-employee directors by mail may do so by writing to Tesla, Inc., 3500 Deer Creek Road, Palo Alto, CA 94304, Attention: Legal Department. Our General Counsel, or someone acting in his or her place, receives these communications unfiltered by Tesla, forwards communications to the appropriate committee of the Board or non-employee director, and facilitates an appropriate response. Please note that requests for investor relations materials should be sent to ir@tesla.com.

EXECUTIVE OFFICERS

The names of Tesla’s executive officers, their ages, their positions with Tesla and other biographical information as of May 21, 2020, are set forth below. Except for Messrs. Elon Musk and Kimbal Musk who are brothers, there are no other family relationships among any of our directors or executive officers.

Name	Age	Position
Elon Musk	48	Chief Executive Officer
Zachary Kirkhorn	35	Chief Financial Officer
Jerome Guillen	47	President, Automotive
Andrew Baglino	39	Senior Vice President, Powertrain and Energy Engineering

Elon Musk. For a brief biography of Mr. Musk, please see “Proposal One—Election of Directors— Information Regarding the Board and Director Nominees” above.

Zachary Kirkhorn has served as our Chief Financial Officer since March 2019. Previously, Mr. Kirkhorn served in various finance positions continuously since joining Tesla in March 2010, other than between August 2011 and June 2013 during which he attended business school, including most recently as Vice President, Finance, Financial Planning and Business Operations from December 2018 to March 2019. Mr. Kirkhorn holds dual B.S.E. degrees in economics and mechanical engineering and applied mechanics from the University of Pennsylvania and an M.B.A. from Harvard University.

Jerome Guillen has served as our President of Automotive since September 2018 and previously served as our Vice President, Trucks and Other Programs from January 2016 to September 2018, our Vice President, Worldwide Sales & Service from April 2013 to August 2015 and our Model S Program Director from November 2010 to April 2013. Prior to joining us, Mr. Guillen served as Director, Business Innovation at Daimler AG, an automobile manufacturer, from September 2007 to November 2010. Mr. Guillen also served as Director, New Product Development at Freightliner LLC, a manufacturer of trucks and heavy duty vehicles, from September 2002 to September 2007. Mr. Guillen holds a PhD in mechanical engineering from the University of Michigan, in addition to a dual degree in energy technologies from Escuela Tecnica Superior de Ingenieros Industriales in Madrid and in mechanical engineering from Ecole Nationale Superieure de Techniques Avancees in Paris.

Andrew Baglino has served as our Senior Vice President, Powertrain and Energy Engineering since October 2019. Previously, Mr. Baglino served in various engineering positions continuously since joining Tesla in March 2006. Mr. Baglino holds a B.S. in electrical engineering from Stanford University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis of compensation arrangements of our named executive officers for 2019 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from current or planned programs as summarized in this discussion.

The following discussion and analysis relates to the compensation arrangements for 2019 of (i) our principal executive officer, (ii) our principal financial officer, (iii) our former principal financial officer who served in such capacity until March 2019, and (iv) the two most highly compensated persons, other than our principal executive officer and principal financial officer, who were serving as executive officers at the end of our fiscal year ended December 31, 2019 (our “named executive officers”). We had no other executive officers serving at the end of our fiscal year ended December 31, 2019. Our named executive officers for fiscal year 2019 were:

Name	Position
Elon Musk	Chief Executive Officer
Zachary Kirkhorn	Chief Financial Officer
Jerome Guillen	President, Automotive
Andrew Baglino	Senior Vice President, Powertrain and Energy Engineering
Deepak Ahuja	Former Chief Financial Officer

Mr. Ahuja transitioned from his previous role as Chief Financial Officer effective March 2019.

Compensation Philosophy

As the world’s first vertically integrated sustainable energy company, our mission is to accelerate the world’s transition to sustainable energy. We design, develop, manufacture and sell high-performance, fully electric vehicles and energy generation and storage systems, and also install and maintain such energy systems and sell solar electricity. To achieve our goals, we have designed, and intend to modify as necessary, our compensation and benefits program and philosophy, to attract, retain and incentivize talented, deeply qualified and committed executive officers who share our philosophy and desire to work toward these goals. We believe compensation incentives for executive officers should promote the success of our company and motivate them to pursue corporate objectives. We have put an emphasis on structuring compensation incentives so as to reward clear, easily measured performance goals that closely align their incentives with the long-term interests of our stockholders. Further, we have sought to harmonize the compensation structures of our other employees to conform to our overall compensation philosophy.

Our current compensation programs reflect our startup origins in that they consist primarily of salary and equity awards. Consistent with our historical compensation philosophy, we do not currently provide an annual cash bonus program or any severance provisions for continued cash payments or other benefits upon termination of employment with us.

As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require, and, at a minimum, the Compensation Committee will review executive compensation annually. We may from time to time make new equity awards and adjustments to the components of our executive compensation program in connection with our periodic compensation review.

Key Factors in Determining Executive Compensation

Role of Compensation Committee in Executive Compensation

The Compensation Committee has overall responsibility for recommending to the Board the compensation of our Chief Executive Officer and determining the compensation of our other executive officers. Members of the Compensation Committee are appointed by the Board. Currently, the Compensation Committee consists of three members of the Board: Ira Ehrenpreis (Chair), Robyn Denholm, and Kathleen Wilson-Thompson, none of whom is an executive officer of Tesla, and each of whom qualifies as (i) an “independent director” under the NASDAQ Stock Market Rules and (ii) an “outside director” under Section 162(m) of the Internal Revenue Code (the “Code”). See “Corporate Governance—Board Meetings and Committees—Compensation Committee” above.

Role of Compensation Consultants

The Compensation Committee has the authority to engage the services of outside consultants to assist in making decisions regarding the establishment of Tesla’s compensation programs and philosophy. No such consultants were engaged by the Compensation Committee or Tesla specifically with respect to executive or director compensation during 2019.

Role of Executive Officers in Compensation Decisions

Historically, for executive officers other than our Chief Executive Officer, the Compensation Committee has sought and considered input from our Chief Executive Officer regarding such executive officers’ responsibilities, performance and compensation. Specifically, our Chief Executive Officer recommends base salary increases and equity award levels for our senior personnel, and advises the Compensation Committee regarding the compensation program’s ability to attract, retain and motivate executive talent. These recommendations reflect compensation levels that our Chief Executive Officer believes are qualitatively commensurate with an executive officer’s individual qualifications, experience, responsibility level, functional role, knowledge, skills, and individual performance, as well as Tesla’s performance. The Compensation Committee considers our Chief Executive Officer’s recommendations, but ultimately determines compensation in its judgment, and approves the specific compensation for all of our executive officers (other than for our Chief Executive Officer, which is approved by the Board). All such compensation determinations by our Compensation Committee are largely discretionary.

The Compensation Committee meets regularly in executive session. Our Chief Executive Officer is not present during Compensation Committee deliberations or votes on his compensation and also recuses himself from sessions of the Board where the Board acts on the Compensation Committee’s recommendations regarding his compensation. In addition, the Board has established a management committee under the 2019 Plan (the “Equity Award Committee”) to grant and administer equity awards, subject to certain maximum limits on the seniority of personnel to whom the Equity Award Committee may grant awards and the value of any individual award. For example, the Equity Award Committee is not authorized to grant awards to executive officer-level employees. Moreover, pursuant to applicable law, the Equity Award Committee may not grant awards to its members, and the number of shares of our common stock underlying awards granted by it may not exceed amounts determined by the Board from time to time. The Board has delegated to the Compensation Committee oversight authority over the Equity Award Committee.

Role of Stockholder Say-on-Pay Votes

At the 2011, 2014 and 2017 annual meetings of our stockholders, we held triennial stockholder advisory “say-on-pay” votes on the compensation of our named executive officers for the 2010, 2013 and 2016 fiscal years, respectively. Each time, our stockholders overwhelmingly approved the compensation of our named executive officers, with over 94% of our stockholder votes cast in favor of our compensation policies for our named executive officers. Given these results, and following consideration of them, the Compensation Committee has decided to retain our overall approach to executive compensation while continuing to evaluate our practices frequently, including in response to future say-on-pay votes. Moreover, we are required to hold a vote at least every six years regarding how often to hold a stockholder advisory vote on the compensation of our named executive officers. We held our most recent such vote at the 2017 annual meeting of stockholders, at which our stockholders indicated a preference for a triennial vote. Consequently, the Board determined that we will hold a triennial stockholder advisory vote on the compensation of our named executive officers until they consider the results of our next say-on-pay frequency vote, which will be held at the 2023 annual meeting of stockholders. In addition, in accordance with this triennial frequency, we will again hold a say-on-pay advisory vote at the 2020 Annual Meeting. See “Proposal Two—Tesla Proposal for Non-Binding Advisory Vote on Executive Compensation.”

Clawback Policy

Our Corporate Governance Guidelines sets forth a compensation recovery (“clawback”) policy with respect to any annual incentive payment or long-term incentive payment that may be received by an executive officer, where such payment would be predicated upon achieving certain financial results that were subsequently the subject of a restatement of our financial statements, and a lower payment would have been made to the executive based upon the restated financial results. In such case, the Board has the authority to seek to recover from the executive officer the amount by which such officer’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Moreover, the terms of the 2018 CEO Performance Award include a clawback provision in the event of a restatement of our financial statements previously filed with the SEC. See “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” below.

Current Elements of Named Executive Officer Compensation

Overview and Fiscal Year 2019 Company Highlights

Our current executive compensation program, which was developed and approved by the Compensation Committee, generally consists of base salary, equity-based incentives and other benefits. We combine these elements in order to formulate compensation packages that provide competitive pay and align the interests of our named executive officers with long-term stockholder interests by rewarding the achievement of financial, operational and strategic objectives. In 2019, Tesla’s accomplishments under our executive leadership included the following:

•	Total revenues of $24.6 billion, a year-over-year increase of approximately 15%;
•	Year-end cash and cash equivalents balance of $6.3 billion, an approximately 70% increase from the end of 2018;
•	Annual vehicle delivery and production records of 367,656 and 365,232 total vehicles, representing year-over-year increases of approximately 50% and 43%, respectively;
•	1.65 gigawatt hours of energy storage deployed in 2019, more than the aggregate of all prior years combined;
•

The beginning of the next phase of our global growth with the commencement of Model 3 production at Gigafactory Shanghai in China, less than 10 months from breaking ground, and the selection of a site for a Gigafactory in Berlin, Germany; and

•	The unveiling of Model Y and Cybertruck, the former of which we commenced deliveries in the first quarter of 2020, and the launch of the third generation of Solar Roof.

Base Salary

The Compensation Committee is responsible for reviewing our Chief Executive Officer’s and other executive officers’ base salaries. The base salaries of all executive officers are reviewed annually and adjusted when necessary to reflect individual roles, performance and the competitive market. Because we typically do not provide cash bonuses to our executive officers, salary is the primary cash-based element of our executive officers’ compensation structure.

The following table sets forth information regarding the annualized base salary rates at the end of 2019 for our named executive officers:

Name	Ending Fiscal 2019 Base Salary($)(1)
Elon Musk	—	(2)
Zachary Kirkhorn	275,000
Jerome Guillen	300,000
Andrew Baglino	300,000
Deepak Ahuja	—	(3)

(1)	Reflects an annualized rate assuming 52 weeks each comprised of five work days.
(2)

Mr. Musk historically earned a base salary that reflected the applicable minimum wage requirements under California law, and he was subject to income taxes based on such base salary. However, he has never accepted his salary. Commencing in May 2019 at Mr. Musk’s request, we eliminated altogether the earning and accrual of this base salary.

(3)	Mr. Ahuja transitioned from his role as Chief Financial Officer effective March 2019.

Commencing in April 2020, the base salaries of our named executive officers were reduced by 30%. This reduction is part of a company-wide reduction (subject to applicable laws) for salaried employees, which is intended to be a proactive and temporary response to current global market conditions. The rate of reduction in base salary for our vice president-level and higher employees, including our named executive officers, is higher than those applicable to all other salaried employees.

Equity-Based Incentives

Our equity award program is the primary vehicle for offering long-term incentives to our named executive officers. Our equity-based incentives have historically been granted in the form of options to purchase shares of our common stock and restricted stock unit awards that are settled in shares of our common stock upon vesting, and we have granted to our named executive officers both awards that vest over a long-term period and awards that vest only upon the achievement of specified Tesla performance milestones, in each case subject to continued service. We believe that equity awards more closely align the interests of our named executive officers with our stockholders, provide our named executive officers with incentives linked to long-term performance, and create an ownership culture. In addition, the vesting features of our equity awards contribute to executive retention because these features provide an incentive to our named executive officers to remain in our employ during the scheduled vesting periods or until the achievement of the applicable performance milestones, which are expected to be achieved over the medium- to long-term. To date, we have not had an established set of criteria for granting equity awards; instead, the Compensation Committee exercises its judgment and discretion, in consultation with our Chief Executive Officer and from time to time, a compensation consultant. The Compensation Committee considers, among other things, the role and responsibility of the named executive officer, competitive factors, the amount of stock-based equity compensation already held by the named executive officer, and the cash-based compensation received by the named executive officer, to determine the level and types of equity awards that it approves.

The Compensation Committee meets periodically, including to approve equity award grants to our executives from time to time. We do not have, nor do we plan to establish, any program, plan, or practice to time equity award grants in coordination with releasing material non-public information. We generally grant one-time new hire equity awards to our employees upon their commencement of employment with us, or upon their promotion to new positions. Additionally, as part of our ongoing executive compensation review and alignment process, we periodically grant equity awards to our executives. For example, during 2019 we granted a promotion award to Zachary Kirkhorn in connection with his promotion to Chief Financial Officer, and equity awards to certain of our named executive officers pursuant to our executive compensation review and alignment process. For details on such grants, see “Executive Compensation—Grants of Plan-Based Awards in 2019” below.

Severance and Change in Control Benefits

No named executive officer has a severance or change in control arrangement with Tesla, other than the vesting of the 2018 CEO Performance Award based solely upon the achievement of market capitalization milestones as measured at the time of a change in control of Tesla. See “Executive Compensation—Potential Payments Upon Termination or Change in Control” and “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” below.

Bonus

We do not currently have or have planned, and we typically have not historically entered into, any specific arrangements with our named executive officers providing for cash-based bonus awards.

Non-Equity Incentive Plan Compensation

We did not provide any non-equity incentive plan compensation to any of our named executive officers in 2019, and we do not currently have or have planned any specific arrangements with our named executive officers providing for non-equity incentive plan compensation.

Perquisites

Generally, we do not provide any perquisites or other personal benefits to our named executive officers except in certain limited circumstances.

Health and Welfare Benefits

We provide the following benefits to our named executive officers on the same basis provided to all of our employees:

•	health, dental and vision insurance;
•	life insurance and accidental death and dismemberment insurance;
•	a Section 401(k) plan for which no match by Tesla is provided;
•	an employee stock purchase plan;
•	short-and long-term disability insurance;
•	medical and dependent care flexible spending account; and
•	a health savings account.

Chief Executive Officer Compensation

Overview

Historically, in developing compensation recommendations for our Chief Executive Officer, the Compensation Committee has sought both to appropriately reward our Chief Executive Officer’s previous and current contributions and to create incentives for our Chief Executive Officer to continue to contribute significantly to successful results in the future. Each of the 2012 CEO Performance Award and the 2018 CEO Performance Award is focused on this latter objective, as it solely rewards future performance.

In addition to serving as our Chief Executive Officer since October 2008, Elon Musk has contributed significantly and actively to us since our earliest days in April 2004 by recruiting executives and engineers, contributing to vehicle engineering and design, raising capital for us and bringing investors to us, and raising public awareness of Tesla.

Cash Compensation

Mr. Musk historically earned a base salary that reflected the applicable minimum wage requirements under California law, and he was subject to income taxes based on such base salary. However, he has never accepted his salary. Commencing in May 2019 at Mr. Musk’s request, we eliminated altogether the earning and accrual of this base salary.

Historical Equity Compensation

Prior to stock option awards made in December 2009, Mr. Musk did not receive any equity compensation for his services for a period of five years.

In 2010 and 2011, Mr. Musk did not receive any equity grants, because the Compensation Committee believed his existing grants made in December 2009 already provided sufficient motivation for Mr. Musk to perform his duties as Chief Executive Officer.

In August 2012, to create incentives for continued long-term success from the then-recently launched Model S program as well as from Tesla’s then-planned Model X and Model 3 programs, and to further align executive compensation with increases in stockholder value, the Board granted to Mr. Musk the 2012 CEO Performance Award, comprised of a stock option award to purchase 5,274,901 shares of Tesla’s common stock, representing 5% of Tesla’s total issued and outstanding shares at the time of grant. The 2012 CEO Performance Award consists of 10 equal vesting tranches, each requiring that Tesla meet a combination of (i) the achievement of a specified operational milestone relating to development of Model X or Model 3, aggregate vehicle production, or a gross margin target, and (ii) a sustained incremental $4 billion increase in Tesla’s market capitalization from $3.2 billion, Tesla’s market capitalization at the time of grant. The market capitalization conditions for all of the 10 vesting tranches and 9 of the 10 operational milestones have been achieved, and therefore 9 of 10 tranches under the 2012 CEO Performance Award have vested. As of the date of this proxy statement, only one operational milestone, requiring gross margin of 30% or more for four consecutive quarters, has not been achieved and remains outstanding.

Prior to 2018, the only additional equity awards received by Mr. Musk related to certain immaterial awards granted during 2013 pursuant to a patent incentive program that was available to our employees generally.

2018 CEO Performance Award

Early in 2017, with the 2012 CEO Performance Award heading to substantial completion after having helped Tesla grow its market capitalization to over $55 billion in just over five years, the independent members of the Board began preliminary discussions regarding how to continue to incentivize Mr. Musk to lead Tesla through the next phase of its development. In January 2018, following more than six months of careful analysis and development led by the Compensation Committee, with participation by every independent Board member, the help of Compensia, a national compensation consulting firm, and engagement with and feedback from our largest institutional stockholders, the Board granted the 2018 CEO Performance Award to Mr. Musk. Such grant was subject to approval by a majority of the total votes of Tesla common stock not owned by Mr. Musk or Kimbal Musk cast at a meeting of the stockholders to approve the 2018 CEO Performance Award. On March 21, 2018, such approval was obtained, with approximately 73% of the votes cast by such disinterested shares voting in favor of the 2018 CEO Performance Award.

The 2018 CEO Performance Award is comprised of a 10-year maximum term stock option to purchase 20,264,042 shares of Tesla’s common stock, divided equally among 12 separate tranches that are each equivalent to 1% of the issued and outstanding shares of Tesla’s common stock at the time of grant, at an exercise price of $350.02 per share. Each of the 12 vesting tranches of the 2018 CEO Performance Award vests upon certification by the Board that both (i) the market capitalization milestone for such tranche, which begins at $100 billion for the first tranche and increases by increments of $50 billion thereafter, and (ii) any one of the following 8 operational milestones focused on revenue or 8 operational milestones focused on profitability, has been met:

Total Revenue* (in billions)	Adjusted EBITDA** (in billions)
$20.0	$1.5
$35.0	$3.0
$55.0	$4.5
$75.0	$6.0
$100.0	$8.0
$125.0	$10.0
$150.0	$12.0
$175.0	$14.0

*	“Revenue” means total revenues as reported in Tesla’s financial statements on Forms 10-Q or 10-K filed with the SEC for the previous four consecutive fiscal quarters.
**

“Adjusted EBITDA” means (i) net income (loss) attributable to common stockholders before (ii) interest expense, (iii) (benefit) provision for income taxes, (iv) depreciation and amortization, and (v) stock-based compensation, as each such item is reported in Tesla’s financial statements on Forms 10-Q or 10-K filed with the SEC for the previous four consecutive fiscal quarters.

Any single operational milestone may only satisfy the vesting requirement of one tranche, together with the corresponding market capitalization milestone. Subject to any applicable clawback provisions, policies or other forfeiture terms, once a milestone is achieved, it is forever deemed achieved for determining the vesting of a tranche. Meeting more than 12 of the 16 operational milestones will not result in any additional vesting or other compensation to Mr. Musk under the 2018 CEO Performance Award. Except in a change in control situation, measurement of the market capitalization milestones will be based on both (i) a six calendar month trailing average of Tesla’s stock price as well as (ii) a 30 calendar day trailing average of Tesla’s stock price, in each case based on trading days only. Upon the consummation of certain acquisitions or split-up, spin-off or divestiture transactions, each then-unachieved market capitalization milestone and/or operational milestone will be adjusted to offset the impact of such transactions to the extent they could be considered material to the achievement of those milestones.

In establishing the Revenue and Adjusted EBITDA milestones, the Board carefully considered a variety of factors, including Tesla’s growth trajectory and internal growth plans and the historical performance of other high-growth and high-multiples companies in the technology space that have invested in new businesses and tangible assets. These benchmarks provided revenue/EBITDA to market capitalization multiples, which were then used to inform the specific operational targets that aligned with Tesla’s plans for future growth. Nevertheless, the Board considers each of the market capitalization and operational milestones to be challenging hurdles. For example, in order to meet all 12 market capitalization milestones, Tesla will have to add approximately $600 billion to its market capitalization at the time of the grant of the 2018 CEO Performance Award, and in order to satisfy all eight revenue-based operational milestones, Tesla would have to increase revenue by more than $163 billion from its annual revenue of approximately $11.8 billion in 2017, the last fiscal year completed prior to the grant of the 2018 CEO Performance Award.

In addition, Mr. Musk must continue to lead Tesla as our Chief Executive Officer or, alternatively, as our Chief Product Officer and Executive Chairman (with any other Chief Executive Officer reporting directly to him), at the time each milestone is met in order for the corresponding tranche to vest. With limited exceptions, Mr. Musk must hold any shares that he acquires upon exercise of the 2018 CEO Performance Award for at least five years post-exercise. There will be no acceleration of vesting of the 2018 CEO Performance award upon Mr. Musk’s termination, death or disability, or a change in control of Tesla. However, in a change in control situation, the achievement of the milestones will be based solely on the market capitalization milestones, with the measurement of

Tesla’s market capitalization determined by the product of the total number of outstanding shares of Tesla common stock immediately before the change in control multiplied by the greater of the last closing price of a share of Tesla common stock before the effective time of the change in control or the per share price (plus the per share value of any other consideration) received by Tesla’s stockholders in the change in control.

In the event of a restatement of Tesla’s financial statements previously filed with the SEC, if a lesser portion of the 2018 CEO Performance Award would have vested based on the restated financial results, then Tesla will require forfeiture (or repayment, as applicable) of the portion of the 2018 CEO Performance Award that would not have vested based on the restated financial results (less any amounts Mr. Musk may have paid to Tesla in exercising any forfeited awards). The 2018 CEO Performance Award also will be subject, if more stringent than the foregoing, to any current or future Tesla clawback policy applicable to equity awards, provided that the policy does not discriminate solely against Mr. Musk except as required by applicable law.

As of the date of this filing, (i) one operational milestone relating to $20.0 billion total revenue and (ii) one market capitalization milestone of $100 billion have been achieved and certified by the Board. In addition, one other operational milestone relating to $1.5 billion Adjusted EBITDA has been achieved but is subject to formal certification by the Board, and no other market capitalization milestones have been achieved. Consequently, one tranche under the 2018 CEO Performance Award, corresponding to an option to purchase 1,688,670 shares of Tesla’s common stock, has vested and become exercisable as of the date of this filing, subject to Mr. Musk’s payment of the exercise price of $350.02 per share and the minimum five-year holding period generally applicable to any shares he acquires upon exercise.

Realized Compensation

For purposes of the table in “Executive Compensation—Summary Compensation Table” below, we are required to report pursuant to applicable SEC rules any stock option grants to Mr. Musk at values determined as of their respective grant dates and which are driven by certain assumptions prescribed by Financial Accounting Board Accounting Standards Codification Topic 718, “Compensation–Stock Compensation” (“ASC Topic 718”). Moreover, we are required to report in “Executive Compensation—Pay Ratio Disclosure” below (i) Mr. Musk’s annual total compensation, (ii) the median of the annual total compensation of all Tesla employees qualifying for this analysis, other than Mr. Musk, in each case calculated pursuant to the methodology used for the table in “Executive Compensation—Summary Compensation Table,” and (iii) the ratio of the former to the latter.

In addition, we are required to report in “Executive Compensation—2019 Option Exercises and Stock Vested” below an amount for the “value realized” upon: (i) any exercise by Mr. Musk of a stock option, which is based on the difference between the market price of the underlying shares at the time of exercise and the exercise price of the stock option, and (ii) any vesting of a restricted stock unit award, based on the market price of the award at the time of vesting. Such amount is required to be reported even if Mr. Musk does not actually receive any cash from such exercise or vesting, either because he does not also sell any shares or because he sells only a number of shares sufficient to cover the related tax liabilities resulting from the exercise or vesting.

As a result, there may be a significant disconnect between what is reported as compensation for Mr. Musk in a given year in such sections and the value actually realized as compensation in that year or over a period of time. Moreover, the vast majority of compensation in respect of past stock option grants to Mr. Musk, including the 2012 CEO Performance Award and the 2018 CEO Performance Award, were incentives for future performance and their value is realizable only if Tesla’s stock price appreciates compared to the dates of the grants, and if the Company achieves applicable vesting requirements.

To supplement the disclosures in “Executive Compensation—Summary Compensation Table,” “Executive Compensation—Pay Ratio Disclosure” and “Executive Compensation—2019 Option Exercises and Stock Vested” below, we have included the following table, which shows the total realized compensation of Mr. Musk for the last three fiscal years, as well as the ratio of Mr. Musk’s realized compensation to the median of the annual total compensation of all other Tesla employees qualifying for this analysis as reported in “Executive Compensation—Pay Ratio Disclosure.” Realized compensation is not a substitute for reported compensation in evaluating our compensation structure, but we believe that realized compensation is an important factor in understanding that the value of compensation that Mr. Musk ultimately realizes is dependent on a number of additional factors, including:

(i) the vesting of certain of his option awards only upon the successful achievement of a number of market capitalization increase and operational milestone targets, including milestones that have not yet been achieved under each of the 2012 CEO Performance Award and the 2018 CEO Performance Award; (ii) the fact that Mr. Musk does not receive any cash if he does not actually sell shares and thereby reduce his investment in us, and he does not receive any cash to the extent that he sells only shares sufficient to cover income taxes with respect to his awards (including stock options exercised solely to avoid their expiration in accordance with their terms); and (iii) the then-current market value of our common stock at the times at which Mr. Musk may elect to actually sell his shares.

Year	“Total Compensation” of CEO, as Reported in Summary Compensation Table Below ($)		“Value Realized on Exercise or Vesting of Awards” of CEO, as Reported in Option Exercises and Stock Vested Table Below ($)		Median Annual Total Compensation of all Qualifying Non-CEO Employees, as reported in Pay Ratio Disclosure Section Below ($)	Total CEO Realized Compensation ($)(1)(2)	Ratio of Total CEO Realized Compensation to Median Annual Total Compensation of all Qualifying Non-CEO Employees
2019	23,760	(3)	30,483,250	(4)	58,455	23,760	0.41:1
2018	2,284,044,884	(5)	—		56,163	56,380	1.00:1
2017	49,920		—		54,816	49,920	0.91:1

(1)

“Total CEO realized compensation” for a given year is defined as (i) the amounts reported for Mr. Musk in “Executive Compensation—Summary Compensation Table” below under the columns “Salary,” “Bonus,” “Non‑Equity Incentive Plan Compensation” and “All Other Compensation,” plus (ii) with respect to any stock option exercised by Mr. Musk in such year in connection with which shares of stock were also sold other than to satisfy any resulting tax liability, the difference between the market price of such shares at the time of exercise and the applicable exercise price of the option, plus (iii) with respect to any restricted stock unit vested by Mr. Musk in such year in connection with which shares of stock were also sold other than automatic sales to satisfy any withholding obligations related to such vesting, the market price of such shares at the time of vesting, plus (iv) any cash actually received by Mr. Musk in respect of any shares sold to cover tax liabilities as described in (ii) and (iii) above, following the payment of such tax liabilities.

(2)	Of the amounts noted, Mr. Musk has not accepted his salary in the amounts of $23,760, $56,380, and $49,920 for 2019, 2018, and 2017, respectively.
(3)

Reflects the applicable minimum wage requirements under California law for part of 2019. Commencing in May 2019 at Mr. Musk’s request, we eliminated altogether the earning and accrual of this base salary.

(4)

Reflects the exercise of a vested stock option award as to which Mr. Musk paid the exercise price in cash. None of the shares received upon exercise have been sold, and therefore this amount has not been received by Mr. Musk.

(5)

Includes $2,283,988,504 attributed to the 2018 CEO Performance Award, which is intended to compensate Mr. Musk over its 10-year maximum term and will become vested as to all shares subject to it only if our market capitalization increases to $650.0 billion and 12 of 16 total operational milestones are achieved during such 10-year period. Each tranche of 1/12th of the total number of shares subject to the option becomes vested and exercisable each time: (i) our market capitalization increases initially to $100.0 billion for the first tranche, and by an additional $50.0 billion for each tranche thereafter; and (ii) one of 16 specified operational milestones relating to total revenue or adjusted EBITDA (other than any operating milestone that previously counted towards the vesting of another tranche) is attained, subject to Mr. Musk’s continued service to us as either CEO, or as both Executive Chairman and Chief Product Officer with the CEO reporting to him, at each such vesting event. This award was designed to be entirely an incentive for future performance that would take many years, if at all, to be achieved. Further, each of the requirements underlying the performance milestones was selected to be very difficult to achieve. If any options have not vested by the end of the term of the option award, they will be forfeited and Mr. Musk will not realize the value of such options. As of the date of this filing, one operational milestone and one market capitalization milestone have been achieved and certified by the Board, one other operational milestone has been achieved but not yet certified by the Board, and no other market capitalization milestone has been achieved. Consequently, one tranche under the 2018 CEO Performance Award has vested and become exercisable as of the date of this filing, subject to Mr. Musk’s payment of the exercise price of $350.02 per share and the minimum five-year holding period generally applicable to any shares he acquires upon exercise. See “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” above.

Tax and Accounting Considerations

Sections 280G and 409A. We have not provided or committed to provide any executive officer or director with a gross-up or other reimbursement for tax amounts the executive might pay pursuant to Section 280G or Section 409A of the Code. Section 280G and related Code sections provide that executive officers, directors who hold significant stockholder interests and certain other service providers could be subject to significant additional taxes if they receive payments or benefits in connection with a change in control of Tesla that exceeds certain limits, and that we or our successor could lose a deduction on the amounts subject to the additional tax. Section 409A also imposes additional significant taxes on the individual in the event that an executive officer, director or service provider of certain types receives “deferred compensation” that does not meet the requirements of Section 409A.

Tax Deduction Limit. Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation greater than $1,000,000 paid in any fiscal year to certain executive officers. However, prior to the enactment of U.S. tax legislation in December 2017 (the “Tax Act”), certain types of performance-based compensation were excluded from the $1,000,000 deduction limit if specific requirements were met. Under the Tax Act, this exclusion for performance-based compensation is not available with respect to taxable years beginning after December 31, 2017, unless the compensation is pursuant to a written binding contract which was in effect on or before November 2, 2017, and which is not modified in any material respect on or after such date. Pursuant to the Tax Act, for taxable years beginning after December 31, 2017, Section 162(m) of the Code was expanded to cover additional executive officers and other employees, including the chief financial officer, so that the compensation of the chief executive officer and chief financial officer (at any time during the fiscal year), the three next most highly compensated executive officers during the taxable year and any other individual who was considered a “covered employee” for any prior taxable year that begins after 2016, will be subject to the $1,000,000 deductibility limit under Section 162(m) of the Code. Commencing with our 2018 fiscal year, to the extent that the aggregate amount of any covered officer’s salary, bonus, any amount realized from certain option exercises and vesting of restricted stock units or other equity awards, and certain other compensation amounts that are recognized as taxable income by the officer exceeds $1,000,000, we will not be entitled to a U.S. federal income tax deduction for the amount over $1,000,000 in that year, unless the compensation qualifies for the transition relief applicable to certain written binding contracts in effect on or before November 2, 2017. The Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers.

Accounting Implications. We follow ASC Topic 718 for our stock-based compensation awards. ASC Topic 718 requires companies to measure the compensation expense for all stock-based compensation awards made to employees and directors based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our named executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that an executive officer is required to render service in exchange for the option or other award.

Compensation Committee Report

The Compensation Committee oversees Tesla’s compensation programs, policies and practices. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Compensation Committee of the Board

Ira Ehrenpreis (Chair)
Robyn Denholm
Kathleen Wilson-Thompson

Summary Compensation Table

The following table presents information concerning the total compensation of our named executive officers for each of the last three fiscal years. No disclosure is provided for fiscal years for which those persons were not named executive officers.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Elon Musk	2019	23,760	(3)	—	—	—		—	—	23,760
Chief Executive Officer	2018	56,380		—	—	2,283,988,504	(4)	—	—	2,284,044,884
	2017	49,920		—	—	—		—	—	49,920
Zachary Kirkhorn	2019	276,058		—	5,019,998	15,947,901		—	—	21,243,957
Chief Financial Officer
Jerome Guillen	2019	301,154		—	—	7,965,058		—	—	8,266,212
President, Automotive	2018	301,154		—	—	17,450,897		—	—	17,752,051
Andrew Baglino	2019	301,154		—	—	4,779,080		—	—	5,080,234
SVP, Powertrain and Energy Engineering
Deepak Ahuja (5)	2019	176,870		—	—	—		—	—	176,870
Former Chief Financial	2018	501,923		—	—	5,708,430		—	—	6,210,353
Officer	2017	428,846		—	10,501,859	4,567,304		—	—	15,498,009

(1)

This column reflects the grant date fair value computed in accordance with ASC Topic 718 of the restricted stock unit awards granted to the named executive officers, which is measured on the grant date based on the closing fair market value of our common stock. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers, which depends, among other things, on the market value of our common stock.

(2)

This column reflects the aggregate grant date fair value computed in accordance with ASC Topic 718 of the options to purchase shares of our common stock granted to the named executive officers. The assumptions used in the valuation of these awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 13, 2020. These amounts do not necessarily correspond to the actual value that may be recognized by the named executive officers, which depends, among other things, on the market value of our common stock appreciating from that on the grant date(s) of the option(s).

(3)

Reflects the applicable minimum wage requirements under California law for part of 2019. Commencing in May 2019 at Mr. Musk’s request, we eliminated altogether the earning and accrual of this base salary.

(4)

Reflects the 2018 CEO Performance Award, which is intended to compensate Mr. Musk over its 10-year maximum term and will become vested as to all shares subject to it only if our market capitalization increases to $650.0 billion and 12 of 16 total operational milestones are achieved during such 10-year period. Each tranche of 1/12th of the total number of shares subject to the option will become vested and exercisable each time: (i) our market capitalization increases initially to $100.0 billion for the first tranche, and by an additional $50.0 billion for each tranche thereafter; and (ii) one of 16 specified operational milestones relating to total revenue or adjusted EBITDA (other than any operating milestone that previously counted towards the vesting of another tranche) is attained, subject to Mr. Musk’s continued service to us as either CEO, or as both Executive Chairman and Chief Product Officer with the CEO reporting to him, at each such vesting event. This award was designed to be entirely an incentive for future performance that would take many years, if at all, to be achieved. Further, each of the requirements underlying the performance milestones was selected to be very difficult to achieve. If any options have not vested by the end of the term of the option award, they will be forfeited and Mr. Musk will not realize the value of such options. As of the date of this filing, one operational milestone and one market capitalization milestone have been achieved and certified by the Board, one other operational milestone has been achieved but not yet certified by the Board, and no other market capitalization milestone has been achieved. Consequently, one tranche under the 2018 CEO Performance Award has vested and become exercisable as of the date of this filing, subject to Mr. Musk’s payment of the exercise price of $350.02 per share and the minimum five-year holding period generally applicable to any shares he acquires upon exercise. See “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” and “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—Realized Compensation” above.

(5)	Mr. Ahuja transitioned from his role as Chief Financial Officer effective March 2019.

Pay Ratio Disclosure

Tesla is committed to fair and competitive compensation for our employees. Moreover, Elon Musk, our Chief Executive Officer, has agreed to a compensation arrangement in the 2018 CEO Performance Award that is substantially tied to the appreciation of our market capitalization. Because equity awards are available to all Tesla employees, this also means that Mr. Musk’s compensation is tied to the success of Tesla employees. We are providing a ratio of (i) Mr. Musk’s 2019 annual total compensation to (ii) the median of the 2019 annual total compensation of all applicable qualifying Tesla employees other than Mr. Musk, as if all of such employees were named executive officers, in each case calculated pursuant to the disclosure requirements of “Executive Compensation—Summary Compensation Table” above.

Mr. Musk’s 2019 annual total compensation, as reported in “Executive Compensation—Summary Compensation Table,” was $23,760, and the median 2019 annual total compensation of all other qualifying employees, as determined pursuant to the methodology set forth below, was $58,455. Consequently, the applicable ratio of such amounts for 2019 was 0.41:1.

Our methodology for identifying the median of the 2019 annual total compensation for each individual other than Mr. Musk was as follows:

•

We determined that as of December 31, 2019, Tesla and all of our subsidiaries had 44,452 individuals qualifying for this analysis (full-time, part-time and temporary employees other than Mr. Musk, subject to the following bullet), of which approximately 27% were based outside of the U.S. and approximately 33% were production line employees.

•	We did not include in the population of qualifying individuals any employees of staffing agencies whose compensation is determined by such agencies.
•

We applied the requirements and assumptions required for the table in “Executive Compensation—Summary Compensation Table” for each of such individuals as if he or she was a named executive officer to calculate the total annual compensation, including base salary or wages, performance-based commission payments, and equity awards based on their grant date fair values.

•	We converted any payment earned or paid in a foreign currency to U.S. dollar using the average of the prevailing conversion rates for the month of December 2019.
•	We selected the median of all total annual compensation amounts calculated in accordance with the foregoing.

Grants of Plan-Based Awards in 2019

The following table presents information concerning each grant of an award made to a named executive officer in fiscal 2019 under any plan.

						All Other Stock	All Other Option	Exercise or
						Awards:	Awards:	Base
			Estimated Future Payouts Under			Number of	Number of	Price of	Grant Date Fair
			Non-Equity Incentive Plan Awards			Shares of	Securities	Option	Value of Stock
Name	Grant Date(1)		Threshold ($)	Target ($)	Maximum ($)	Stocks or Units (#)	Underlying Options(#)	Awards ($/Sh)	and Option Awards ($)
Zachary J. Kirkhorn	1/22/2019	(2)	—	—	—	—	10,886	298.92	1,452,638
	1/22/2019	(2)	—	—	—	3,629	—	—	1,084,781
	4/19/2019	(3)	—	—	—	—	129,609	273.26	14,495,263
	4/19/2019	(3)	—	—	—	14,401	—	—	3,935,217
Jerome Guillen	7/19/2019	(2)	—	—	—	—	70,186	258.18	7,965,058
Andrew Baglino	7/19/2019	(2)	—	—	—	—	42,112	258.18	4,779,080

(1)	The vesting schedule applicable to each outstanding award is set forth in “Executive Compensation— Outstanding Equity Awards at 2019 Fiscal Year-End” below.
(2)	This award was granted as part of Tesla’s ongoing executive compensation review and alignment process.
(3)	This award was granted in connection with Mr. Kirkhorn’s promotion to Chief Financial Officer.

Outstanding Equity Awards at 2019 Fiscal Year-End

The following table presents information concerning unexercised options and unvested restricted stock unit awards for each named executive officer outstanding as of the end of fiscal 2019.

	Option Awards							Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Elon Musk	3/21/2018	(2)	—	—	20,264,042	350.02	1/19/2028	—	—
	6/10/2013	(3)	350		—	100.05	6/10/2023	—	—
	4/8/2013	(3)	350	—	—	41.83	4/8/2023	—	—
	8/13/2012	(4)	4,572,410	—	527,491	31.17	8/13/2022	—	—
Zachary J. Kirkhorn	4/19/2019	(5)	24,302	105,307	—	273.26	4/19/2029	—	—
	4/19/2019	(6)	—	—	—	—	—	12,600	5,270,958
	1/22/2019	(7)	2,177	8,709	—	298.92	1/22/2029	—	—
	1/22/2019	(8)	—	—	—	—	—	2,904	1,214,830
	10/16/2018	(9)	603	1,982	—	276.59	10/16/2028	—	—
	10/16/2018	(8)	—	—	—	—	—	690	288,648
	11/13/2017	(10)	—	—	—	—	—	437	182,810
	5/8/2017	(11)	—	—	—	—	—	431	180,300
	9/12/2016	(12)	—	—	—	—	—	220	92,033
	5/9/2016	(13)	—	—	—	—	—	155	64,841
	1/10/2011	(14)	2,000	—	—	28.45	1/10/2021	—	—
Jerome Guillen	7/19/2019	(15)	7,019	63,167	—	258.18	7/19/2029	—	—
	10/16/2018	(16)	24,125	79,270	—	276.59	10/16/2028	—	—
	2/12/2018	(17)	16,500	28,500	—	315.73	2/12/2028	—	—
	10/9/2017	(18)	3,873	—	7,748	342.94	10/9/2027	—	—
	8/14/2017	(14)	5,322	3,802	—	363.80	8/13/2027	—	—
	4/10/2017	(11)	—	—		—	—	1,453	607,833
	6/13/2016	(19)	6,823	—	20,470	217.87	6/13/2026	—	—
	6/13/2016	(13)	—	—	—	—	—	569	238,030
	1/13/2014	(20)	6,500	—	13,750	139.34	1/13/2024	—	—
Andrew Baglino	7/19/2019	(21)	4,211	37,901	—	258.18	7/19/2029	—	—
	10/16/2018	(9)	2,412	7,928	—	276.59	10/16/2028	—	—
	10/16/2018	(8)	—	—	—	—	—	2,758	1,153,754
	3/19/2018	(22)	5,500	9,500	—	313.56	3/19/2028	—	—
	2/20/2018	(23)	—	—	—	—	—	1,662	695,264
	1/11/2016	(14)	7,762	552	—	207.85	1/11/2026	—	—
	1/11/2016	(24)	—	—	—	—	—	552	230,918
	11/10/2014	(20)	4,518	—	2,500	241.93	11/10/2024	—	—
Deepak Ahuja(25)	—		—	—		—	—	—	—

(1)

The market value of unvested restricted stock units is calculated by multiplying the number of unvested restricted stock units held by the applicable named executive officer by the closing price of our common stock on December 31, 2019, which was $418.33.

(2)

1/12th of the total number of shares subject to the option becomes vested and exercisable each time: (i) our market capitalization increases initially to $100.0 billion for the first tranche, and by an additional $50.0 billion for each tranche thereafter; and (ii) one of 16 specified operational milestones relating to total revenue or adjusted EBITDA (other than any operating milestone that previously counted towards the vesting of another tranche) is attained, subject to Mr. Musk’s continued service to us as either CEO, or as both Executive Chairman and Chief Product Officer with the CEO reporting to him, at each such vesting event. See “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” above.

(3)

Stock option awards granted as part of our company-wide patent incentive program. The total number of shares subject to the option was vested and exercisable on the applicable grant date of the option.

(4)

1/10th of the total number of shares subject to the option became and will become vested and exercisable each time: (i) our market capitalization increases by $4.0 billion above the initially measured market capitalization of $3.2 billion; and (ii) one of 10 specified performance milestones relating to the development of our Model X and Model 3 vehicles and our total production of vehicles is attained, subject to Mr. Musk’s continued service to us at each such vesting event. If any shares have not vested by the end of the term of the option, they will be forfeited and Mr. Musk will not realize the value of such shares. As of the date of this filing, 10 market capitalization milestones and nine performance milestones have been achieved. See “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—Historical Equity Compensation” above.

(5)

1/8th of the shares subject to the option became vested and exercisable on September 13, 2019, and 1/48th of the shares subject to the option become vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(6)

1/8th of this award became vested on December 5, 2019, and 1/16th of this award becomes vested every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.

(7)

1/60th of the shares subject to the option became vested and exercisable on January 5, 2019, and 1/60th of the shares subject to the option become vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(8)	1/20th of this award vested on March 5, 2019, and 1/20th of this award vests every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.
(9)

1/60th of the shares subject to the option became vested and exercisable on November 1, 2018, and 1/60th of the shares subject to the option become vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(10)	1/16th of this award vested on December 5, 2017, and 1/16th of this award vests every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.
(11)	1/16th of this award vested on September 5, 2017, and 1/16th of this award vests every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.
(12)	1/16th of this award vested on December 5, 2016, and 1/16th of this award vests every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.
(13)	1/16th of this award vested on September 5, 2016, and 1/16th of this award vests every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.
(14)

1/48th of the shares subject to the option vested or shall vest monthly starting on the one-month anniversary of the applicable grant date, subject to the grantee’s continued service to us on each such vesting date.

(15)

1/10th of the shares subject to the option became vested and exercisable on December 24, 2019, and 1/60th of the shares subject to the option become vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(16)

1/10th of the shares subject to the option became vested and exercisable on April 1, 2019, and 1/60th of the shares subject to the option become vested and exercisable every month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(17)

1/60th of the shares subject to the option became vested and exercisable on March 12, 2018, and 1/60th of the shares subject to the option become vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(18)

1/3rd of the shares subject to the option became or will become vested and exercisable upon the achievement, as determined by the Board, of each of three specified performance goals relating to weekly or cumulative deliveries of certain of our current and future vehicles, subject to the grantee’s continued service to us on each such vesting date.

(19)

1/4th of the shares subject to the option became or will become vested and exercisable upon the achievement, as determined by the Board, of each of four specified performance goals relating to the development, cumulative deliveries, and cumulative revenues for certain of our vehicles, subject to the grantee’s continued service to us on each such vesting date

(20)

1/4th of the shares subject to the option became vested and exercisable upon each of the following, as determined by the Board: (i) the completion of the first Model X production vehicle; (ii) aggregate vehicle production of 100,000 vehicles in a trailing 12-month period; and (iii) completion of the first Model 3 production vehicle. 1/4 of the shares subject to this option will become vested and exercisable upon the determination by the Board that annualized gross margin of greater than 30.0% in any three years is achieved, subject to the grantee’s continued service to us on each such vesting date.

(21)

1/60th of the total shares subject to the option became vested and exercisable on July 24, 2019, and 1/60th of the shares subject to the option become vested and exercisable every month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(22)

1/60th of the shares subject to the option became vested and exercisable on March 27, 2018, and 1/60th of the shares subject to the option become vested and exercisable each month thereafter, subject to the grantee’s continued service to us on each such vesting date.

(23)	1/16th of this award vested on June 5, 2018, and 1/16th of this award vests every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.
(24)	1/16th of this award vested on June 5, 2016, and 1/16th of this award vests every three months thereafter, subject to the grantee’s continued service to us on each such vesting date.
(25)	Mr. Ahuja transitioned from his role as Chief Financial Officer effective March 2019.

2019 Option Exercises and Stock Vested

The following table presents information concerning each exercise of stock options and vesting of stock awards during fiscal 2019 for each of the named executive officers.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Elon Musk	175,000	30,483,250	(3)	—	—
Zachary Kirkhorn	—	—		2,311	763,485
	—	—		510	117,086
	—	—		508	99,868
	—	—		540	149,332
Jerome Guillen	1,000	166,760		—	—
	1,000	166,080		—	—
	1,000	167,410		—	—
	8,000	1,325,280		—	—
	2,000	353,960		—	—
	2,000	380,120		—	—
	—	—		526	173,775
	—	—		527	120,989
	—	—		527	103,603
	—	—		526	145,460
Andrew Baglino	2,000	210,349		—	—
	—	—		909	300,306
	—	—		909	208,688
	—	—		908	178,504
	—	—		909	251,375
Deepak Ahuja (4)	—	—		2,667	737,532

(1)

Reflects the product of the number of shares of stock subject to the exercised option multiplied by the difference between the market price of our common stock at the time of exercise on the exercise date and the exercise price of the option.

(2)	Reflects the product of the number of shares of stock vested multiplied by the market price of our common stock on the vesting date.
(3)

None of the shares received upon exercise have been sold, and therefore this amount has not been received by Mr. Musk. See “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—Realized Compensation” above.

(4)	Mr. Ahuja transitioned from his role as Chief Financial Officer effective March 2019.

Potential Payments Upon Termination or Change in Control

We do not have an employment agreement for any specific term with any of our named executive officers. Moreover, we do not have any contract, agreement, plan or arrangement that would result in payments to a named executive officer at, following, or in connection with any termination of employment, including resignation, severance, retirement or a constructive termination of employment of a named executive officer, or a change in control of Tesla (other than the vesting of the 2018 CEO Performance Award based solely upon the achievement of market capitalization milestones as measured at the time of a change in control of Tesla, which by its nature cannot be estimated at this time) or a change in the named executive officer’s responsibilities. See also “Executive Compensation—Compensation Discussion and Analysis—Chief Executive Officer Compensation—2018 CEO Performance Award” above.

Compensation of Directors

2019 Director Compensation Table

The following table provides information concerning the compensation paid by us to each of our non-employee directors who served during any part of fiscal year 2019. Elon Musk, who is our Chief Executive Officer, does not receive additional compensation for his services as a director.

The awards with respect to which values are provided under the column “Option Awards” below are exclusively stock options, which have realizable value only if they actually vest over time and to the extent, if any, that our stock price exceeds the applicable exercise prices. The values provided below for these awards are based on applicable accounting standards, and do not necessarily reflect the actual amounts realized or realizable pursuant to the underlying stock options.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)(2)(3)		All Other Compensation		Total ($)
Robyn Denholm	191,257	(4)	2,524,440	(4)	27,982	(5)	2,743,679
Ira Ehrenpreis	37,500		—		—		37,500
Lawrence J. Ellison	20,000		5,848,976		—		5,868,976
Antonio Gracias	25,240		—		—		25,240
Stephen Jurvetson	19,265		1,184,605		—		1,203,870
James Murdoch	32,500		—		—		32,500
Kimbal Musk	20,000		—				20,000
Kathleen Wilson-Thompson	27,005		7,329,733		—		7,356,738
Brad Buss(6)	15,310		—		—		15,310
Linda Johnson Rice(6)	11,196		—		—		11,196

(1)	As of December 31, 2019, the aggregate number of shares underlying option awards outstanding for each of our non-employee directors with such awards was:

Name	Aggregate Number of Shares Underlying Options Outstanding
Robyn Denholm	206,165
Ira Ehrenpreis	148,000
Lawrence J. Ellison	58,334
Antonio Gracias	202,000
Stephen Jurvetson	12,000
James Murdoch	84,668
Kimbal Musk	50,000
Kathleen Wilson-Thompson	73,334

(2)

Reflects the aggregate grant date fair value computed in accordance with ASC Topic 718. The assumptions used in the valuation of option awards are set forth in the notes to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 13, 2020. These amounts do not necessarily correspond to the actual value that may be recognized by our non-employee directors, which depends, among other things, on the market value of our common stock appreciating from that on the grant date(s) of the option(s). Following vesting, the actual receipt of any shares by each recipient will further be subject to his payment of the applicable exercise price.

(3)

Reflects stock option grants for service on the Board or as members or chairs of Board committees that were automatically granted pursuant to our non-employee director compensation policy. Prior to February 2020, such stock options were generally granted automatically once every three years, and such awards vest monthly over three years, subject to continued service. See “Executive Compensation—Compensation of Directors—Non-Employee Director Compensation Arrangements” below for more detail.

(4)

Reflects compensation for service as Chair of the Board, including a cash retainer and an automatic stock option grant, approved by the Board. See “Executive Compensation—Compensation of Directors—Non-Employee Director Compensation Arrangements” below for more detail.

(5)	Consists of reimbursements for out-of-pocket travel expenses incurred in connection with Board service, including attendance at Board or Board committee meetings.
(6)	Board term ended in June 2019 without standing for re-election at the 2019 annual meeting of stockholders.

Non-Employee Director Compensation Arrangements

Our director compensation policy that is applicable to all of Tesla’s non-employee directors is designed to be consistent with our compensation philosophy for our employees, with an emphasis on equity-based compensation over cash in order to align the value of their compensation with the market value of our stock, and consequently, with the long-term interests of our stockholders. Moreover, while we offer to our employees restricted stock units, which tend to retain some value even if the market value of our stock decreases, the equity-based compensation to our directors is exclusively in the form of stock options, which have value only to the extent, if any, that our stock price increases following their grant. Consequently, a large portion of our non-employee directors’ compensation is entirely at risk.

Our current director compensation policy provides that each non-employee director will receive the following compensation for Board and Board committee services, as applicable. Historically, automatically granted stock option awards for such services were made only once every three years, vesting in equal monthly tranches over such period. In February 2020, the Board amended the director compensation policy with prospective effectiveness, such that future stock option awards to purchase one-third of the previously applicable numbers of shares will be automatically granted annually, in lieu of such triennial grants.

•	an annual cash retainer for general Board service of $20,000;
•	no cash awards for attendance of general Board meetings;
•

an annual cash retainer for serving as the chair of the Audit Committee of $15,000, for serving as the chair of the Compensation Committee of $10,000 and for serving as the chair of the Nominating and Corporate Governance Committee of $7,500;

•

an annual cash retainer for serving on the Audit Committee of $7,500 per member, for serving on the Compensation Committee of $5,000 per member, and for serving on the Nominating and Corporate Governance Committee of $5,000 per member;

•

upon first joining the Board, an automatic initial grant of a stock option to purchase a number of shares of our common stock equal to 1,389 multiplied by the number of months (rounded up to a whole number) between the date on which such director joined the Board and the first June 18 following such date (the “Initial Annual Award Grant Date”), vesting 100% on the Initial Annual Award Grant Date (subject to continued service through such date);

•

(i) on the Initial Annual Award Grant Date, or for a director who was previously granted an outstanding stock option for Board service to purchase 50,000 shares of our common stock vesting monthly over three years, the date on which such award fully vests, and (ii) in either case every year thereafter, an automatic grant of a stock option to purchase 16,668 shares of our common stock;

•

for serving as the lead independent director, (i) shortly following appointment as the lead independent director, or for a director who was previously granted an outstanding stock option for such service to purchase 24,000 shares of our common stock vesting monthly over three years, the date on which such award fully vests, and (ii) in either case every year thereafter, an automatic grant of a stock option to purchase 8,000 shares of our common stock;

•

for serving as a member of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee, (i) shortly following appointment as a member of such Committee, or for a director who was previously granted an outstanding stock option for such service to purchase 12,000 shares, 9,000 shares, or 6,000 shares, respectively, of our common stock vesting monthly over three years, the date on which such award fully vests, and (ii) in either case every year thereafter, an automatic grant of a stock option to purchase 4,000 shares, 3,000 shares, or 2,000 shares, respectively, of our common stock; and

•

in addition to any applicable grant in the immediately preceding bullet, for serving as the chair of the Audit Committee, the Compensation Committee or the Nominating and Corporate Governance Committee, (i) shortly following appointment as the chair of such Committee, or for a director who was previously granted an outstanding stock option for such service to purchase 12,000 shares, 6,000 shares, or 3,000 shares, respectively, of our common stock vesting monthly over three years, the date on which such award fully vests, and (ii) in either case every year thereafter, an automatic grant of a stock option to purchase 4,000 shares, 2,000 shares, or 1,000 shares, respectively, of our common stock.

Unless noted above, each automatic stock option grant for service as a member of the Board, lead independent director, member of a Board committee or chair of a Board committee, in each case as described above, will vest in equal monthly tranches for over one year (or, for awards granted prior to the amendment of the director compensation policy in February 2020, over three years) starting on the one month anniversary of the vesting commencement date, subject to continued service in the capacity for which such grant was made (except that if a director who was granted such an option ceases to be a director on the day before an annual meeting that is held earlier than the anniversary date of the vesting commencement date for that calendar year, vesting will accelerate with respect to the shares that would have vested if such director continued service through such anniversary date).

In addition, the Board has approved the following additional compensation arrangements for Robyn Denholm for her service as Chair of the Board, commencing on July 1, 2019:

•	an annual cash retainer of $300,000; and
•

an automatic annual grant of a stock option to purchase 8,000 shares of our common stock, which will vest 1/12th per month for 12 months starting on the one month anniversary of the vesting commencement date, subject to Ms. Denholm’s continued service as Chair of the Board (except that if Ms. Denholm ceases to be a director on the day before an annual meeting that is held earlier than the anniversary date of the vesting commencement date, vesting will accelerate with respect to the shares that would have vested if she had continued service through such anniversary date).

If, following a change in control of Tesla, the service of a non-employee director is terminated, all stock options granted to the director pursuant to the compensation policy shall fully vest and become immediately exercisable.

Non-employee directors may also have their travel, lodging and related expenses associated with attending Board or Board committee meetings reimbursed by Tesla.

Equity Compensation Plan Information

The following table summarizes the number of securities underlying outstanding options, stock awards, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under Tesla’s equity compensation awards as of December 31, 2019.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)(1)		Weighted-average exercise price of outstanding options, warrants and rights ($)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (#)
Equity compensation plans approved by security holders	34,689,313		279.20	18,663,018	(3)
Equity compensation plans not approved by security holders	111,796	(4)	375.68	—
Total	34,801,109		279.49	18,663,018

(1)	Consists of options to purchase shares of our common stock, including the 2018 CEO Performance Award, and restricted stock unit awards representing the right to acquire shares of our common stock.
(2)

The weighted average exercise price is calculated based solely on the outstanding stock options. It does not take into account the shares issuable upon vesting of outstanding restricted stock unit awards, which have no exercise price.

(3)	Consists of 11,441,597 shares remaining available for issuance under the 2019 Plan, and 7,221,421 shares remaining available for issuance under the Tesla, Inc, 2019 Employee Stock Purchase Plan.
(4)

Consists of outstanding stock options and restricted stock unit awards that were assumed in connection with acquisitions. No additional awards may be granted under the plans pursuant to which such awards were initially granted.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review of Related Party Transactions

In accordance with the charter for the Audit Committee of the Board, our Audit Committee reviews and approves in advance any proposed related person transactions.

For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

The individuals and entities that are considered “related persons” include:

•	Directors, nominees for director and executive officers of Tesla;
•	Any person known to be the beneficial owner of five percent or more of Tesla’s common stock (a “5% Stockholder”); and
•	Any immediate family member, as defined in Item 404(a) of Regulation S-K, of a director, nominee for director, executive officer or 5% Stockholder.

In accordance with our Related Person Transactions Policy and Procedures, the Audit Committee must review and approve all transactions in which (i) Tesla or one of its subsidiaries is a participant, (ii) the amount involved exceeds $120,000 and (iii) a related person has a direct or indirect material interest, other than transactions available to all Tesla employees generally.

In assessing a related party transaction brought before it for approval the Audit Committee considers, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. The Audit Committee may then approve or disapprove the transaction in its discretion.

Any related person transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC.

Related Party Transactions

SpaceX

Elon Musk is the Chief Executive Officer, Chief Technical Officer and a significant stockholder of SpaceX. Kimbal Musk, Antonio Gracias, and Stephen Jurvetson, who are members of the Board, are also members of the board of directors of SpaceX. In addition, certain members of the Board, and/or investment funds affiliated with them, have made minority investments in SpaceX.

SpaceX purchased certain battery components from Tesla at an aggregate purchase price of $1.0 million in 2019, and at an aggregate purchase price of $1.2 million in 2020 through April. The pricing for such components was negotiated in good faith.

SpaceX has purchased certain non-battery vehicle parts from Tesla from time to time from a standard parts catalog that is also available to other business partners. Such parts are offered to all buyers, including SpaceX, at uniform prices. SpaceX purchased an aggregate $0.6 million of such parts in 2019 and an aggregate $0.6 million of such parts in 2020 through April.

In 2020, Tesla agreed to build a custom tool for SpaceX at its tool machining facility at an estimated cost of $0.7 million. The pricing for such project, including labor hours, was negotiated in good faith, and such work will take place during previously scheduled downtime at Tesla’s facility.

In 2020, Tesla agreed to temporarily assign approximately 20 of its employees to support SpaceX on certain technical matters, for which SpaceX will pay Tesla an estimated $0.1 million.

In 2020 and 2019, SpaceX purchased certain Tesla Energy equipment and services from Tesla for $0.3 million and $0.3 million, respectively, through standard sales processes. The prices were negotiated in good faith.

Since April 2016, SpaceX has invoiced Tesla for our use of an aircraft owned and operated by SpaceX at rates determined by Tesla and SpaceX, subject to rules of the Federal Aviation Administration governing such arrangements. Tesla did not incur any expenses under this arrangement in 2019 and has incurred $0.2 million in 2020 through April.

Other Transactions

In the ordinary course of business, we enter into offer letters with our executive officers. We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law. In 2019, Tesla entered into a one-year agreement with Elon Musk relating to the indemnification of directors and officers, as described in “Corporate Governance—Director Independence” above.

In 2019, our Board member James Murdoch purchased a Tesla Powerpack system from us at a total upfront cost of $0.6 million through standard sales processes. The price was negotiated in good faith.

In 2020, a company affiliated with our Board member Lawrence J. Ellison entered into an agreement to obtain preliminary design services from us for an estimated $0.4 million, relating to the potential future implementation of a Tesla Energy system. The services contract was negotiated and priced in good faith.

In February 2020, Messrs. Elon Musk and Ellison purchased from us 13,037 and 1,250 shares, respectively, of our common stock in a public offering at the public offering price for an aggregate $11.0 million.

DELINQUENT SECTION 16(a) REPORTS

Under Section 16 of the Exchange Act, Tesla’s directors, executive officers and any persons holding more than 10% of the Tesla’s common stock are required to report initial ownership of the Tesla common stock and any subsequent changes in ownership to the SEC. Specific due dates have been established by the SEC, and Tesla is required to disclose in this proxy statement any failure to file required ownership reports by these dates. Based solely upon a review of forms filed with the SEC and the written representations of such persons, Tesla is aware of no late Section 16(a) filings other than a late Form 4 filed by each of Lawrence J. Ellison and Kathleen Wilson-Thompson reporting an automatic stock option grant in June 2019 for their Board service, due to an administrative delay by Tesla.

OWNERSHIP OF SECURITIES

The following table sets forth certain information regarding the beneficial ownership of Tesla’s common stock, as of December 31, 2019, for the following:

•	each person (or group of affiliated persons) who is known by us to beneficially own 5% of the outstanding shares of our common stock;
•	each of our non-employee directors;
•	each of our current executive officers named in the Summary Compensation Table of this proxy statement; and
•	all current directors and executive officers of Tesla as a group.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of December 31, 2019. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Applicable percentage ownership is based on 181,062,086 shares of Tesla’s common stock outstanding at December 31, 2019.

Unless otherwise indicated, all persons named below can be reached at Tesla, Inc., 3500 Deer Creek Road, Palo Alto, California 94304.

Beneficial Owner Name	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
Elon Musk (1)	38,658,670	20.8%
Baillie Gifford & Co. (2)	13,826,979	7.6%
Capital Ventures International (3)	12,134,541	6.7%
Capital World Investors (4)	10,739,283	5.9%
Named Executive Officers & Directors
Elon Musk (1)	38,658,670	20.8%
Zachary J. Kirkhorn (5)	45,925	*
Jerome Guillen (6)	87,064	*
Andrew Baglino (7)	31,010	*
Robyn Denholm (8)	165,107	*
Ira Ehrenpreis (9)	138,873	*
Lawrence J. Ellison (10)	3,019,445	1.7%
Antonio Gracias (11)	426,475	*
Stephen Jurvetson (12)	55,476	*
Hiromichi Mizuno	—	—
James Murdoch (13)	64,262	*
Kimbal Musk (14)	161,825	*
Kathleen Wilson-Thompson (15)	23,971	*
All current executive officers and directors as a group (12 persons) (16)	42,878,103	23.0%

*	Represents beneficial ownership of less than 1%.
(1)

Includes (i) 34,085,560 shares held of record by the Elon Musk Revocable Trust dated July 22, 2003; and (ii) 4,573,110 shares issuable to Mr. Musk upon exercise of options exercisable within 60 days after December 31, 2019. Includes 18,466,225 shares pledged as collateral to secure certain personal indebtedness.

(2)

Includes shares held by Baillie Gifford & Co. and/or one or more of its investment adviser subsidiaries, which may include Baillie Gifford Overseas Limited, on behalf of investment advisory clients, which may include investment companies registered under the Investment Company Act, employee benefit plans, pension funds or other institutional clients. The address for Baillie Gifford & Co. is Calton Square, 1 Greenside Row, Edinburgh EH1 3AN, Scotland, UK. The foregoing information is based solely on Amendment No. 4 to Schedule 13G of Baillie Gifford & Co. filed on February 3, 2020, which we do not know or have reason to believe is not complete or accurate and on which we are relying pursuant to applicable SEC regulations.

(3)

Includes 586,506 shares beneficially owned by Capital Ventures International, 3,823 shares beneficially owned by G1 Execution Services, LLC, 860,175 shares beneficially owned by Susquehanna Investment Group, and 10,684,037 shares beneficially owned by Susquehanna Securities, LLC. Susquehanna Advisors Group, Inc. is the investment manager to Capital Ventures International, and therefore may be deemed to beneficially own the shares owned by Capital Ventures International. G1 Execution Services, LLC, Susquehanna Investment Group and Susquehanna Securities, LLC are affiliated independent broker-dealers which, together with Capital Ventures International and Susquehanna Advisors Group, Inc., may be deemed to be a group (the “Capital Ventures Group”). The address for Capital Ventures International is P.O. Box 897, Windward 1, Regatta Office Park, West Bay Road, Grand Cayman, KY1-1103, Cayman Islands. The address of each of Susquehanna Advisors Group, Inc., Susquehanna Investment Group and Susquehanna Securities, LLC is 401 E. City Ave, Suite 220, Bala Cynwyd, PA 19004. The address of G1 Execution Services, LLC is 175 W. Jackson Blvd., Suite 1700, Chicago, IL 60604. The foregoing information is based solely on Amendment No. 1 to Schedule 13G filed on February 10, 2020 jointly by the Capital Ventures Group, which we do not know or have reason to believe is not complete or accurate and on which we are relying pursuant to applicable SEC regulations.

(4)

Includes shares that may be deemed to be beneficially owned by Capital Research and Management Company and Capital International Limited, which collectively provide investment management services under the name Capital World Investors. The address for these entities is 333 South Hope Street, Los Angeles, CA 90071. The foregoing information is based solely on Amendment No. 1 to Schedule 13G of Capital World Investors filed on February 14, 2020, which we do not know or have reason to believe is not complete or accurate and on which we are relying pursuant to applicable SEC regulations.

(5)	Includes 34,931 shares issuable upon exercise of options exercisable within 60 days after December 31, 2019. Includes 7,100 shares pledged as collateral to secure certain personal indebtedness.
(6)	Includes 77,828 shares issuable upon exercise of options exercisable within 60 days after December 31, 2019.
(7)	Includes 27,203 shares issuable upon exercise of options exercisable within 60 days after December 31, 2019.
(8)	Includes 164,107 shares issuable upon exercise of options exercisable within 60 days after December 31, 2019.
(9)	Includes 115,109 shares issuable upon exercise of options exercisable within 60 days after December 31, 2019.
(10)	Includes 19,445 shares issuable upon exercise of options exercisable within 60 days after December 31, 2019.
(11)

Includes (i) 268,857 shares owned by AJG Growth Fund LLC (“Growth Fund”), which are pledged as collateral to secure certain personal indebtedness, and (ii) 157,109 shares issuable upon exercise of options exercisable within 60 days of December 31, 2019. Mr. Gracias is the fund manager for Growth Fund. The address for this entity is 875 North Michigan Avenue, Suite 3214, Chicago, IL 60611.

(12)

Includes (i) 52,100 shares held by the Steve Jurvetson TR UA dated January 29, 2019 Future Venture Living Trust, (ii) 43 shares held by Draper Fisher Jurvetson Fund X Partners, L.P., and (iii) 3,333 shares issuable upon exercise of options exercisable within 60 days after December 31, 2019.

(13)	Includes (i) 10,485 shares held by the JRM Family Trust and (ii) 53,777 shares issuable upon exercise of options exercisable within 60 days after December 31, 2019.
(14)	Includes 27,777 shares issuable upon exercise of options exercisable within 60 days after December 31, 2019. Includes 134,048 shares pledged as collateral to secure certain personal indebtedness.
(15)	Includes 23,611 shares issuable upon exercise of options exercisable within 60 days after December 31, 2019.
(16)	Includes 5,277,340 shares issuable upon exercise of options held by our current executive officers and directors within 60 days after December 31, 2019.

AUDIT COMMITTEE REPORT

The Audit Committee assists the Board in fulfilling its responsibilities for oversight of the integrity of Tesla’s consolidated financial statements, our internal accounting and financial controls, our compliance with legal and regulatory requirements, the organization and performance of our internal audit function and the qualifications, independence and performance of our independent registered public accounting firm.

The management of Tesla is responsible for establishing and maintaining internal controls and for preparing Tesla’s consolidated financial statements. The independent registered public accounting firm is responsible for auditing the financial statements. It is the responsibility of the Audit Committee to oversee these activities.

The Audit Committee has:

•	Reviewed and discussed the audited financial statements with Tesla management and with PricewaterhouseCoopers LLP, Tesla’s independent registered public accounting firm;
•	Discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and
•

Received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP their independence.

Based upon these discussions and review, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in Tesla’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for filing with the United States Securities and Exchange Commission.

Members of the Audit Committee:

Robyn Denholm (Chair)
Antonio Gracias
Stephen Jurvetson
Hiromichi Mizuno*
James Murdoch

* Mr. Mizuno was appointed to the Audit Committee on April 23, 2020 and therefore did not participate in the reviews, discussions and recommendations discussed in this report.

OTHER MATTERS

Tesla knows of no other matters to be submitted at the 2020 Annual Meeting. If any other matters properly come before the 2020 Annual Meeting, it is the intention of the persons named in the proxy card to vote the shares they represent as the Board may recommend. Discretionary authority with respect to such other matters is granted by the execution of the proxy, whether through telephonic or Internet voting or, alternatively, by using a paper copy of the proxy card that has been requested.

It is important that your shares be represented at the 2020 Annual Meeting, regardless of the number of shares that you hold. You are, therefore, urged to vote by telephone or by using the Internet as instructed on the proxy card or, if so requested, by executing and returning, at your earliest convenience, the requested proxy card in the envelope that will have been provided.

THE BOARD OF DIRECTORS

Palo Alto, California

May 28, 2020

tesla vote01 - Elon Musk 02 - Robyn Denholm For Against Abstain For Against Abstain 1 U P X 03 - Hiromichi Mizuno For Against Abstain Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. 037ZPC + + Proposals — The Board recommends a vote FOR all nominees in Proposal 1, FOR Proposals 2 and 3, and AGAINST A Proposals 4, 5, 6 and 7. 1. A Tesla proposal to elect three Class I directors to serve for a term of three years or until their respective successors are duly elected and qualified. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Annual Meeting Proxy Card 2. A Tesla proposal to approve executive compensation on a nonbinding advisory basis. 3. A Tesla proposal to ratify the appointment of PricewaterhouseCoopers LLP as Tesla’s independent registered public accounting firm for the fiscal year ending December 31, 2020. For Against Abstain 4. A stockholder proposal regarding paid advertising. 5. A stockholder proposal regarding simple majority voting provisions in our governing documents. For Against Abstain 6. A stockholder proposal regarding reporting on employee arbitration. 7. A stockholder proposal regarding additional reporting on human rights. 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE______________ SACKPACK_____________ 1234 5678 9012 345 MMMMMMMMM MMMMMMMMMMMMMMM 1UPX 4 5 8 2 0 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 037ZPC MMMMMMMMMMMM MMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext If no electronic voting, delete QR code and control # Δ ≈ You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/TSLA or scan the QR code — login details are located in the shaded bar below. Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/TSLA Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Votes submitted electronically must be received by 1:00 a.m., Central Time, on July 7, 2020. Your vote matters – here’s how to vote!

Notice of 2020 Annual Meeting of Stockholders Computer History Museum - 1401 N. Shoreline Blvd, Mountain View, CA 94043 This Proxy is Solicited on Behalf of the Board of Directors for the Annual Meeting – July 7, 2020 at 2:30 p.m. PDT Elon Musk and Zachary J. Kirkhorn, or any of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth on the reverse side and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Tesla, Inc. the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at 2:30 p.m. Pacific Time on Tuesday, July 7, 2020, or any postponement, adjournment or continuation thereof, and instructs said proxies to vote as specified on the reverse side. Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR all nominees in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4, 5, 6 and 7. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the annual meeting. (Items to be voted appear on reverse side.) Proxy — Tesla, Inc. qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q C Non-Voting Items + + Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. 2020 Annual Meeting Admission Ticket 2020 Annual Meeting of Tesla, Inc. Stockholders Tuesday, July 7, 2020 at 2:30 p.m. PDT Computer History Museum 1401 N. Shoreline Blvd, Mountain View, CA 94043 Upon arrival, please present this admission ticket and photo identification at the registration desk. From San Jose via US-101 North 20 Minutes - 15 Miles Take US-101 North toward San Francisco. Take Shoreline Blvd exit. Turn right onto Shoreline Blvd. Cross through intersection. Museum is on your right. From San Francisco via US-101 South 40 Minutes - 35 Miles Take US-101 South toward San Jose. Take Shoreline Blvd exit. Turn left onto Shoreline Blvd. Cross through intersection. Museum is on your right. From East Bay via I-880 South 25 Minutes - 20 Miles Take I-880 South toward San Jose. Merge onto CA-237 West toward Mountain View. Merge onto US-101 North toward San Francisco. Take Shoreline Blvd exit. Turn right onto Shoreline Blvd. Cross through intersection. Museum is on your right. From Saratoga via CA-85 North 15 Minutes - 12 Miles Take CA-85 North towards San Francisco. Take Shoreline Blvd exit. Turn right onto Shoreline Blvd. Cross through intersection. Museum is on your right.